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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Exabyte Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     4) Proposed maximum aggregate value of transaction: $28,500,000.00 (estimated)

     5) Total fee paid: $3,049.50

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www.exabyte.com ▪ 1-800-EXABYTE
Notice of Special Meeting
Proxy Statement

Exabyte Corporation
2108 55th Street
Boulder, CO 80301
(303) 442-4333
Dear Fellow Shareholders:
In our 20-year history, Exabyte has been a consistent innovator of tape technologies and products, but for the last four years, we have continued to struggle to penetrate the market and unseat incumbent tape storage technologies. Our management team has been very active in pursuit of various financial arrangements to meet our cash requirements and to stabilize our company financially in order to compete in the marketplace.
Despite our collective best efforts at cost reduction, debt restructuring, and sales initiatives, we have been unable to achieve the necessary market traction and revenue growth needed. As a result, we’ve continued to incur financial losses and suffer from cash shortages that inhibit the effective operation of our company.
Our analysis, confirmed by our accounting firm, has made it clear that there is substantial doubt in our ability to continue as a going concern. At the current time, we simply do not have the operational cash flow to sustain our company. Therefore, an Independent Committee of the Board of Directors was formed in April, 2006 to evaluate various strategic alternatives, including the sale or merger of the company. As you know from our announcement, dated August 30, 2006, we entered into an Asset Purchase Agreement with Tandberg Data, subject to stockholder approval.
As outlined in the announcement, Tandberg will purchase substantially all of our assets in exchange for cash and the assumption of certain of our liabilities. The Independent Committee determined that the proposed asset sale to Tandberg is the best option for our company, our stockholders and our creditors.

Sincerely,
/s/ Tom Ward

President and Executive Officer

PLEASE VOTE YOUR PROXY!

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than in their own name. If you hold your shares this way, we consider you a beneficial stockholder. To vote as a beneficial stockholder, you submit voting instructions to your broker in accordance with the voting instructions card that they included in this packet. The broker or bank then votes your shares per your instructions.

If you directly hold your shares in your name, we consider you a registered stockholder. You vote your shares by proxy directly with Exabyte.

This year, we have chosen ADP Investor Communication Services to provide voting services for our registered stockholders. Most brokers and banks participate in this program as well.

EXABYTE CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _________, 2006
Dear Exabyte Stockholder,
Please note the Special Meeting of Stockholders information below. We will discuss the Items of Business at the Special Meeting of Stockholders. I direct your attention to the Proxy Statement following this Notice for a more complete description of these matters.

Time	[ , 2006] 9:00 am (Mountain Time)

Place	Exabyte Corporation — Executive Offices

2108 55th Street, Boulder, CO 80301

For those unable to attend in person, a live Web cast of the Special Meeting will be available at:
www.exabyte.com under the Investor Relations section. The Web cast will also be archived and available for 30 days.

Items of Business	1. To approve the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement;

2. To approve the dissolution of Exabyte contingent on the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement;

3.    To approve a proposal to amend our Certificate of Incorporation to change our corporate name to “___” contingent on the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement; and

4. Conduct any other business properly presented at the meeting.

Proxy Voting Information	Even if you plan to attend the Special Meeting, we urge you to submit your proxy as soon as possible so that your shares will be voted at this Special Meeting.
BY ORDER OF THE BOARD OF DIRECTORS,
Carroll Wallace
Corporate Secretary
Boulder, Colorado
[                    , 2006]

SUMMARY TERM SHEET
Voting Information
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
Appendix A
Appendix B
Appendix C

Exabyte Corporation
PROXY STATEMENT
SUMMARY TERM SHEET
     You are being asked to approve a proposed sale of substantially all of our assets, to approve the dissolution of our company contingent on the asset sale and to approve a change in our name if the asset sale is consummated. We have set forth below a summary of certain information relating to the asset sale and dissolution. This summary does not contain all of the information that you may consider to be important in determining how to vote on these proposals. You should carefully read the entire Proxy Statement and the other documents to which we refer. These will give you a more detailed description of the proposed asset sale and dissolution following the asset sale.
     We intend to mail these proxy materials on or about October 2, 2006 to all stockholders of record.
          General
     On August 29, 2006, our Independent Committee approved of and our board of directors (the “Board”) ratified the sale of substantially all of our assets (the “asset sale”) pursuant to the Asset Purchase Agreement (the “Purchase Agreement”), subject to stockholder approval, between our company and Tandberg Data Corp., a Delaware corporation (“Tandberg Data Corp.”) and wholly-owned subsidiary of Tandberg Data ASA, a company organized under the laws of Norway (“Tandberg Data ASA” and, together with Tandberg Data Sub, “Tandberg Data”), and with respect to certain items, Tandberg Data ASA. The Purchase Agreement is attached hereto as Appendix A and is incorporated by reference. We urge you to read the Purchase Agreement in its entirety.
          The Companies
     Exabyte. Exabyte Corporation, now entering its 21st year, is a recognized pioneer and leading innovator in tape storage. Its heritage comprises an impressive list of industry “firsts,” including the first manufacturer of tape drives to break the 1, 2, and 5 GB capacity barriers, the first to introduce 8mm tape drives and libraries, the first to offer native Fibre Channel drives and libraries, the first to offer FireWire tape drives and libraries and the first and only manufacturer to offer VXA Packet Technology, which enables its VXA Packet drives, autoloaders and tapes to read and write data in packets like the Internet, allowing far superior restore integrity, exceptional transfer speeds and scalable tape capacities. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte delivers new VXA® and LTO® (Ultrium®) products that consistently raise the bar for industry standards in engineering, quality and data reliability. The company’s product suite is ideally suited for SMB and departmental servers, workstations, LANs, and SANs, providing dramatically higher capacity, speed and reliability at competitive prices. Exabyte has a worldwide network of original equipment manufacturers (“OEMs”), distributors and resellers that share the company’s commitment to innovation and customer service, including partners such as IBM, Fujitsu Limited, Fujitsu Siemens Computers, Apple Computer, Imation, Tech Data, Ingram Micro and CDW.
     Tandberg Data. Tandberg Data ASA is a global supplier and manufacturer of tape- and disk-based data back-up and recovery products and solutions based on the LTO™ and SLR™ technology platforms. Tandberg Data ASA offers complete data-storage solutions, including in-house developed tape drives, tape automation systems and disk-based systems. Tandberg Data ASA’s products are supported by all major operating systems and software applications to successfully operate in heterogeneous network information storage environments. All products are designed to offer several new generations of information storage products that meet the growing storage requirements of small and medium sized organizations with scalability, reliability and backward compatibility features that ensure cost effective operation and long-term investment protection. Tandberg Data ASA is active world wide through its own global network of distributors and OEM customers. The dealer network sells the products with Tandberg Data ASA’s own trademarks, while the OEM customers resell the products under their own brand names.
     Tandberg Data Corp. is a wholly-owned subsidiary of Tandberg Data ASA and is responsible for distribution sales of Tandberg Data ASA’s products in the United States, while Tandberg Data ASA in Norway is responsible for sales to the American OEM customers. Tandberg Data’s contact information is as follows: Tandberg Data ASA Kjelsasveien 161, P.O. Box 134, Kjelsas, N-0411 Oslo, Norway, Facsimile No.: +47 22189550.
     Background of the Sale (see page 8-12)
     We have faced challenges and uncertainties, largely as a result of competition in the tape storage industry. For the last four years, we have continued to struggle to penetrate the market and unseat incumbent tape storage technologies. Our management
Proxy Statement

team has been very active in pursuit of various financial arrangements to meet our cash requirements and to stabilize the company financially in order to compete in the marketplace. Despite our collective best efforts at cost reduction, debt restructuring and sales initiatives, we have been unable to achieve the necessary market traction and revenue growth needed. As a result, we’ve continued to incur financial losses and suffer from debilitating cash shortages that inhibit the effective operation of the Company. In addition to the competitive challenges we face, the costs associated with being a public company strain our limited financial resources.
     We determined that it was in our and our stockholders’ best interest to hire an investment banker to pursue alternatives for us, including a sale of our company. We established an Independent Committee to negotiate the best transaction possible for us, our stockholders and our creditors. During this sales process, we were approached by, among others, Tandberg Data ASA, a party with whom we have dealt with in the past, with an offer to purchase substantially all of our assets. After thoroughly evaluating all of our options, the Independent Committee determined that an asset sale to Tandberg Data Corp. would be the best alternative for us, our creditors and our stockholders.
     If we do not complete the asset sale, there is a substantial doubt that we will be able to continue as a going concern. Further, if the asset sale is not approved and consummated, we would likely consider other liquidation alternatives, including a liquidation of our business under bankruptcy protection, because we will not have sufficient cash to continue our operations.
          Description of Asset Sale (see page 8)
     The consideration for the Purchased Assets (as defined in the Purchase Agreement) will be (a) cash of approximately $22,500,000 and (b) the assumption of the Assumed Liabilities (as defined in the Purchase Agreement). The cash purchase price will consist of payment at closing of the following amounts:
•	the outstanding principal balance and accrued interest thereon under the Credit and Security Agreement with Wells Fargo Business Credit, Inc. (“Wells Fargo”) (estimated to be $10,000,000 for purposes of determining the total consideration);

•	the repayment obligations under the Restructuring Agreements, as amended, with the holders (the “Noteholders”) of the our 10% Secured Subordinated Convertible Notes (the “Notes”) ($7,790,000);

•	the payment obligation under the Amendment No. 1 to the Debt Restructuring Agreement with Solectron Corporation (“Solectron”) ($300,000);

•	the payment obligation under the Second Amendment to the Memorandum of Understanding with Hitachi, Ltd. (“Hitachi”) ($2,000,000);

•	the amount payable under the Note Restructuring Agreement with Imation Corp. (“Imation”) ($1,000,000);

•	transaction fees payable at closing (not to exceed $1,200,000); and

•	the cash balance to be retained by us subsequent to closing ($100,000).
     It is a condition to the Purchase Agreement that the cash proceeds be used at closing to make these payments.
     Liabilities assumed by Tandberg Data Corp. include, among others, substantially all accounts payable and accrued expenses, all liabilities under the Purchased Contracts (as defined in the Purchase Agreement), liabilities for warranty obligations and liabilities related to products sold and/or services performed, and new or restructured notes payable issued to Imation and Hitachi, among others. The material Excluded Liabilities retained by us (as defined in the Purchase Agreement) consist of a note payable to a former landlord in the amount of $3,060,000, a Note with a principal balance of $50,000 and certain accounts payable and accrued expenses in the amount of $250,000, among other liabilities.
     We are not expected to have any significant assets remaining for the payment of these liabilities, the asset sale being effectively a liquidation of our company. We intend to dissolve and wind down immediately after the closing of the asset sale. We have retained tax accountants to prepare and file final federal, state, local and foreign tax returns for Exabyte immediately after our dissolution. We have also retained the services of a liquidating trustee to handle our winding down following our dissolution. Subsequent to the closing of the asset sale and the dissolution, there will be no assets available for distribution to our common or preferred stockholders.
Closing
     The asset sale will close no later than the third business day following the satisfaction of all closing conditions listed in Article IX of the Purchase Agreement, including approval by our stockholders of the asset sale. If the closing has not occurred by December 31, 2006, as such date may be extended under certain circumstances, then either party may terminate the agreement.
Proxy Statement

          Other Material Terms of the Purchase Agreement (see pages 16-20)
     Representations, Warranties, Covenants and Conditions. The Purchase Agreement contains customary representations and warranties from each of the parties. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to in connection with negotiating the terms of the agreement. In addition, the representations and warranties may have been included in the Purchase Agreement for the purposes of allocating risk between our company and Tandberg Data Corp. rather than to establish matters as facts.
     The Purchase Agreement also includes certain covenants and agreements by us, including that we receive appropriate stockholder approval of the asset sale. Without the prior consent of Tandberg Data Corp., during the period from the effective date of the Purchase Agreement until the closing, we are required, among other things, to conduct our business only in the ordinary course, and use commercially reasonable efforts to (i) preserve intact our present business organization, (ii) keep available the services of our officers, key employees and consultants, and (iii) preserve existing relationships with our customers, suppliers, service providers and other persons with which we have business relationships. Other covenants include, without limitation, restrictions on the declaration and payment of dividends or issuance of equity interests, sale, lease or disposition of assets, incurrence of indebtedness, making of loans or investments, and the sale, assignment or encumbrance of any intellectual property.
     No Solicitation. The Purchase Agreement prohibits us from soliciting or encouraging the submission of competing offers relating to a sale of our assets or equity interests. We may terminate the Purchase Agreement and accept a Superior Proposal (as defined in the Purchase Agreement) by another party if such proposal meets certain requirements, including that such proposal is on better terms than the transaction contemplated by the Purchase Agreement. Tandberg Data has the ability under the Purchase Agreement to match such a Superior Proposal. If we terminate the Purchase Agreement as a result of accepting a Superior Proposal, we must immediately pay Tandberg Data a $2,000,000 termination fee.
     Termination. The Purchase Agreement may be terminated by mutual consent or by either party if the asset sale is not completed by December 31, 2006, if our stockholders do not approve the asset sale or if there is a final nonappealable order from a governmental entity prohibiting the asset sale. It may also be terminated, among other reasons, by (1) us if (i) we enter into an agreement with respect to a Superior Proposal or (ii) there is a Purchaser Material Adverse Effect (as defined in the Purchase Agreement); or by (2) Tandberg Data Corp. if (i) there is a Material Adverse Effect (as defined in the Purchase Agreement) with respect to us, (ii) our Board withdraws its approval of the asset sale, (iii) our Board approves of a different transaction, whether or not a Superior Proposal, or (iv) any person acquires ownership of more than 50% of our common stock or another Third Party Acquisition (as defined in the Purchase Agreement) occurs.
     In addition, if the Purchase Agreement is terminated as a result of our having breached the Purchase Agreement, we will reimburse Tandberg Data for its expenses incurred in connection with the Purchase Agreement in an amount up to $750,000. We must pay to Tandberg Data a termination fee of $2,000,000 (less any expense reimbursement) if, among other things: we enter into a Superior Proposal or approve an Acquisition Proposal (as defined in the Purchase Agreement, and whether or not the Acquisition Proposal is a Superior Proposal); our stockholders do not vote in favor of the asset sale; our Board withdraws its approval of the asset sale; any person acquires ownership of more than 50% of our common stock or another Third Party Acquisition occurs. Additionally, if the Purchase Agreement is terminated due to our breach or the closing has not occurred prior to December 31, 2006 (other than due to Tandberg Data’s breach) and within 12 months following either such termination we enter into an Acquisition Proposal (whether or not it is a Superior Proposal), we would also owe Tandberg the $2,000,000 termination fee.
          Regulatory Approvals
     To our knowledge, neither we nor Tandberg Data Corp. is required to obtain approval from any U.S. federal or state agency in connection with the asset sale.
          No Appraisal Rights
     Our stockholders will not be entitled to appraisal rights in connection with, or as a result of, the asset sale or dissolution.
          Interests of our Directors, Officers and Affiliates in the Asset Sale (see pages 20-21)
     Two of our officers may receive a retention bonus as a result of the asset sale under certain conditions. One of our officers is entitled to be paid 6 months severance (base salary) if he resigns within 60 days following a change of control or reporting structure such that he no longer reports to Mr. Ward. Certain of our officers and affiliates will receive consideration in connection with the asset sale, but on the same terms and conditions as those similarly situated. Our Chief Executive Officer and Chief Financial Officer have been offered continuing employment with Tandberg Data Corp. on substantially similar terms as their
Proxy Statement

current employment with us. None of our directors will serve on the Tandberg Data Corp. board of directors. Our directors and officers will continue to be covered by our current directors’ and officers’ insurance policy for six years after the asset sale.
          Material Federal Income Tax Consequences to Exabyte of the Sale (see pages 22)
     We do not believe that the asset sale or debt restructurings will result in substantial federal corporate income tax liability to Exabyte (including alternative minimum tax liability) because we anticipate that most of the taxable gain recognized, if any, as a result of the asset sale or debt restructuring will be offset by our operating losses, including operating losses from prior years. Our tax advisors have not verified this determination. If the Internal Revenue Service successfully challenged our determination of available operating losses or its allocation of purchase price among the assets sold, we could incur significant income tax liability as a result of the asset sale and debt restructuring.
          Board’s Recommendation (see page 22)
     The Board has determined that the asset sale is advisable and fair to and in the best interest of our stockholders and creditors. Given our financial condition, the Board concluded that the asset sale is the best alternative and if it is not approved, we believe our company will not be able to continue as a going concern. The approval of the asset sale, the dissolution of our company and the changing of our company’s name requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding. Furthermore, the asset sale requires the consent of two-thirds in principal amount of the outstanding Notes, which consent has been given. The Board recommends that you vote to approve all three proposals.
          Voting Agreement (see page 20)
     As a condition to the Purchase Agreement, Tandberg Data required us to enter into a Voting Agreement with certain common and Series AA preferred stockholders consisting of (1) the Noteholders who are also Series AA preferred stockholders (namely, Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., Crestview Capital Master, LLC, Enable Growth Partners, L.P., Gruber and McBaine International, Jon D. and Linda W. Gruber Trust, Lagunitas Partners L.P., Islandia, L.P., and Midsummer Investment, Ltd), (2) Imation, and (3) Tom W. Ward, our CEO, and Carroll A. Wallace, our CFO (the “Voting Agreement” and collectively, the “Approving Stockholders”).
     The terms of the Voting Agreement require that Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P. (the “Meritage Entities”) and Tom W. Ward convert the Series AA preferred shares owned by such stockholder into common shares prior to the record date for the Special Meeting. Each of the Approving Stockholders is required to vote in favor of the asset sale. The Voting Agreement covers approximately 53% of our outstanding common stock entitled to vote on the three proposals presented, as calculated on an as-converted basis assuming conversion of all Series AA preferred shares to common stock. If all parties to the Voting Agreement vote their shares as required under the terms of the Voting Agreement, we will receive sufficient votes to pass all three proposals being presented.
          Opinion of Financial Advisor (see pages 13-16)
     In deciding to approve the Purchase Agreement, the Independent Committee and Board considered the opinion from our financial advisor, St. Charles Capital. The Independent Committee received a written opinion dated August 29, 2006 from St. Charles Capital, that as of that date, the consideration to be received by the company pursuant to the Purchase Agreement was fair, from a financial point of view, to the company. The full text of this opinion describes the basis and assumptions on which it was rendered and is attached hereto as Appendix B. You are encouraged to read this opinion in its entirety.
          Other Related Matters
     In connection with the Purchase Agreement, Tandberg Data required us to enter into restructuring agreements or amendments to existing note agreements with the holders of the Notes, Hitachi, Solectron and Imation that provide for reductions in amounts currently due under various debt instruments, the issuance of new or restructured notes payable in certain circumstances, and the waiver of existing and future events of default, if any.
     The restructuring agreement, as amended, with the Noteholders (the “Note Restructuring Agreement”) provides for (1) the payment of 82% of the principal amount of the Notes at the closing of the asset sale, (2) the forgiveness of the remaining 18% of principal, all accrued interest as of the date of the Note Restructuring Agreement, and all default premium, if any, (3) upon payment of the 82% restructured payment, the release of their security interest in our assets, (4) the waiver of existing and future events of default under the Notes Securities Purchase Agreement entered into in October 2005 and any rights under the Intercreditor and Subordination Agreement entered into in October 2005 among us, the Noteholders, Imation and Wells Fargo, and (5) the Noteholders’ agreement to vote in favor of the asset sale.
     The Second Amendment to the Memorandum of Understanding (“Hitachi MOU”) with Hitachi provides for a $2,000,000 payment upon closing and the forgiveness of approximately $860,000 due under the Hitachi MOU, which has an outstanding
Proxy Statement

balance of approximately $4,000,000. In addition, the payment terms of the remaining Hitachi MOU balance of approximately $1,140,000 were revised to provide for escalating monthly payments to Hitachi through September 2007. Following the asset sale, Tandberg Data Corp. expects to receive price reductions, adjusted quarterly, on products currently purchased from Hitachi in amounts that will approximate the revised payments due under the Hitachi MOU through September 2007.
     Amendment No. 1 to the Debt Restructuring Agreement with Solectron dated September 1, 2003 (the “Solectron Amendment”), provides for a one-time payment of $300,000 to settle the outstanding balance of a note payable to Solectron with a balance of $653,000 as of the date of the Solectron Amendment, and waives any existing and future events of default under the September 1, 2003 agreement.
     The Note Restructuring Agreement with Imation (the “Imation Restructuring Agreement”), provides for the restructuring of the existing $5,000,000 and $2,000,000 note agreements (the “Original Notes”) with Imation as follows:
•	We will make a $1,000,000 payment of the principal balance of the Original Notes at closing;

•	Imation will forgive payment of $2,000,000 of the principal amount of the Original Notes;

•	Tandberg Data Corp. will issue a new note payable to Imation in the amount of $4,000,000, with interest at 10% and principal payable as follows: $1,000,000 in December 2008; $1,000,000 in December 2009; and $2,000,000 in December 2010;

•	The new note payable will have a security interest in the assets of Tandberg Data Corp., subject to a subordination agreement with Tandberg Data ASA’s senior lender; and

•	Imation will forgive payment of the remaining $4,000,000 principal balance of the Original Notes and agrees to waive all existing and future events of default under the terms of the Original Notes.
     All of the restructuring agreements and amendments referred to above are contingent upon the closing of the asset sale and payment of amounts due to such creditors at the closing.
Proxy Statement

Voting Information
     This packet of materials includes this Proxy Statement, the Notice of Special Meeting, a proxy card and a return envelope (or voting instruction card and return envelope for beneficial stockholders).
     We sent you the Proxy Materials because our Board is soliciting your proxy to vote at the Special Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares. Instead, you may grant your proxy by signing and returning the enclosed proxy card.
     We intend to mail these Proxy Materials on or about October 2, 2006 to all stockholders of record.
Who May Vote?
     If you were a stockholder on ___, 2006 (the record date for the Special Meeting) we consider you a stockholder of record. Stockholders of record are entitled to vote at the Special Meeting. As of the record date, our common stock was the only stock with voting rights. Our Series AA preferred stock does not have voting rights, except under certain circumstances as set forth in the Certificate of Designation for the Series AA preferred stock which are not applicable to the matters to be considered at the Special Meeting.
     As of the close of business on the record date                      shares of common stock were outstanding and entitled to vote.
How Many Votes Do I Have?
     Each share of Exabyte common stock that you own entitles you to one vote on each matter to be voted on at the Special Meeting. The enclosed proxy card indicates the number of shares of Exabyte common stock that you own.
What Vote Is Required?
     We must have a quorum to hold a valid meeting. A quorum is reached when the holders of at least a majority of the total outstanding voting stock are present in person or represented by proxy at the Special Meeting. Proposals 1, 2 and 3 will pass if each receives the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.
How Will the Votes Be Tabulated?
     The inspector of elections appointed at the Special Meeting tabulates all the votes. The inspector of elections separately tabulates the affirmative and negative votes, abstentions and broker non-votes. (Broker non-votes occur when brokers do not vote on some matters because they have not been authorized to vote by the beneficial stockholders and do not have discretionary authority to vote on those matters.)
     If you indicate “ABSTAIN” on any proposal, your vote will still count towards a quorum, but your vote on that proposal will have the same effect as a vote “AGAINST” with respect to proposals 1, 2 and 3. Broker non-votes count towards a quorum and will have the same effect as a vote “AGAINST” with respect to proposals 1, 2 and 3.
How Do I Vote My Shares?
     How you vote at the Special Meeting will depend on how you hold your shares, as a registered stockholder or a beneficial stockholder. Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than in their own name. If you hold your shares this way, we consider you a beneficial stockholder. To vote as a beneficial stockholder, you submit voting instructions to your broker in accordance with the voting instructions card that they included in this packet. The broker or bank then votes your shares per your instructions.
     If you directly hold your shares in your name, we consider you a registered stockholder. You vote your shares by proxy directly with Exabyte by mailing in your completed, signed and dated proxy card.
     This year, we have chosen ADP Investor Communication Services to provide voting services for our registered stockholders. Most brokers and banks participate in this program as well.
How Will My Shares Be Voted If I Grant My Proxy?
     If you have properly voted your proxy, the proxy holders named on your proxy card will vote your shares as you have directed. If you do not make specific choices when you vote, the proxy holders will vote your shares as recommended by the Board as follows:
•	“FOR” approval of the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement;
Proxy Statement

•	“FOR” approval of the dissolution contingent on the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement; and

•	“FOR” approval of the change of Exabyte’s name to “___”contingent on the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement.
May I Revoke My Proxy?
     You may revoke your proxy at any time before it is exercised at the Special Meeting by any one of the following three ways:
•	filing a written notice of revocation with the Corporate Secretary no later than the meeting date;

•	filing another executed proxy, which bears a later date, with the Corporate Secretary; or

•	attending the Special Meeting and voting in person. Please note that attending the Special Meeting alone will NOT revoke your proxy.
Can I Still Vote in Person If I Have Already Granted My Proxy?
     Granting your proxy will not affect your right to attend the Special Meeting and vote in person. If you plan to attend the Special Meeting and vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from the broker, bank or nominee indicating that you were the beneficial owner of the shares on the record date.
Who Pays the Costs of Soliciting These Proxies?
     Exabyte will pay all costs of soliciting these proxies, including preparing, assembling, printing and mailing the enclosed materials. Our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals. We may reimburse them for expenses.
What Is the Deadline for Receipt of Stockholder Proposals And Nominations for Directors for Next Year’s Annual Meeting If Exabyte Holds a 2007 Annual Meeting?
     If you would like to present a proposal for possible inclusion in our Proxy Statement for the 2007 Annual Meeting of Stockholders, it must comply with the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, including the requirement that we must receive it no later than January 8, 2007. Similarly, to present director nominations or stockholder proposals at the meeting, you must provide us with advance written notice, as indicated in our bylaws, by January 8, 2007. We will treat proposals or nominations received after this date as untimely and will not include them in our 2007 Proxy Statement. A copy of our bylaws is available from the Corporate Secretary upon request.
How Do I Obtain an Annual Report on Form 10-K?
     If you would like a copy of our Annual Report on Form 10-K for fiscal 2005, filed with the Securities and Exchange Commission, please see our website: http://www.exabyte.com/company or write to:

Exabyte Corporation
Investor Relations
2108 55th Street
Boulder, Colorado 80301

How Do I Obtain Additional Copies of the Proxy Materials?
     In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Exabyte Corporation, 2108 55th Street, Boulder, Colorado 80301 Attention: Corporate Secretary, telephone: (303) 442-4333. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.
Proxy Statement

When Will Results for the 2006 Third Quarter Be Available?
     Exabyte anticipates that third quarter results will be made publicly available no later than November 14, 2006. If Exabyte’s financial results for the third quarter of 2006 become available prior to the date of the Special Meeting, Exabyte intends to issue a press release or file a Current Report on Form 8-K regarding those results. Any such press release would be filed with the Securities and Exchange Commission in a Current Report on Form 8-K. Any Current Reports on Form 8-K of Exabyte will be available for your review at the SEC’s website, www.sec.gov.
Proxy Statement

PROPOSAL 1
approval of sale of assets
     On August 29, 2006, our Independent Committee approved and our Board ratified the sale of substantially all of our assets pursuant to the Purchase Agreement, subject to stockholder approval. The Purchase Agreement is attached hereto as Appendix A and incorporated herein by reference. We have set forth below a summary of certain information relating to the asset sale. This summary does not contain all of the information that you may consider to be important in determining how to vote on this proposal. You should carefully read the entire Proxy Statement and the other documents to which we refer. These will give you a more detailed description of the proposed asset sale.
     If we do not complete the asset sale, there is substantial doubt that we will be able to continue as a going concern. Further, if the asset sale is not approved and consummated, we would likely consider other liquidation alternatives, including a liquidation of our business under bankruptcy protection, because we will not have sufficient cash to continue our operations.
Background of the Asset Sale
     Our management and Board have reviewed and assessed periodically the various business and financial trends and conditions impacting us, and other companies in our industry generally, and particularly our significant debt obligations, recurring losses, accumulated deficit and cash constraints. In our 10-K filed for the fiscal year ended December 31, 2005, our auditors had cited our recurring losses and accumulated deficit of $123 million as, among other things, raising substantial doubt about our ability to continue as a going concern.
     In April, 2006, we determined that we would soon have insufficient cash to continue our operations in the near future. During the same month, we met with various investment banking firms, including St. Charles Capital, LLC (“St. Charles Capital”), to discuss the potential engagement of one of the firms as our financial advisor. On April 14, 2006, we engaged St. Charles Capital to provide investment banking services as we explored our strategic alternatives, including a sale of equity or assets.
     On April 28, 2006, our Board formally appointed an Independent Committee of the Board consisting of A. Laurence Jones, Leonard W. Busse and Thomas E. Pardun (the “Committee”) for purposes of working with St. Charles Capital to determine the advisability of various strategic alternatives, and to review, negotiate and evaluate the terms and conditions of any proposed transaction (the “Proposed Transaction”). The Board deemed it advisable to form the Special Committee because a majority of the members of the Board could not be viewed as disinterested in the outcome of the Proposed Transaction, having significant holdings of our common stock, Series AA preferred stock and Notes. The Committee was vested with the exclusive power to communicate with potential buyers with respect to the terms and conditions of any Proposed Transaction, determine whether a Proposed Transaction is fair to, and in the best interests of, our company, our stockholders and our creditors, and recommend to the full Board what action, if any, we should take with respect to any Proposed Transaction. As part of the Committee’s charter, it was determined that the Board could not approve a Proposed Transaction without a prior favorable recommendation of the Proposed Transaction by the Committee.
     On May 2, 2006, St. Charles Capital and members of our management met to discuss potential buyers, the sale process and transaction issues and market conditions.
     From April 2006 to June 2006, St. Charles Capital worked with our management team in compiling an offering memorandum and opportunity overview to present to potential interested parties and in soliciting interest in purchasing us from both financial and strategic buyers. During this period, approximately 18 potential financial buyers and 18 potential strategic bidders were contacted, either telephonically, by email or by both methods of communication. Of those contacted, thirteen parties expressed an interest in and received a copy of the offering memorandum and opportunity overview.
     On June 5, 2006, the Committee met with St. Charles Capital and management to receive an update regarding the marketing efforts. St. Charles Capital noted that of the potential financial and strategic buyers who had been contacted regarding the opportunity to buy us, there appeared to be more interest from financial buyers than from strategic buyers. St. Charles Capital discussed in more detail the five most promising potential buyers. At this meeting, the Committee discussed structuring alternatives for the transaction, reviewed our debt obligations, and reviewed the preference order of our secured and unsecured debt. At this meeting, management updated the Committee on current vendor and customer relationship concerns, primarily resulting from our poor financial results and restricted cash availability to pay vendors. Our management team also described their discussions with certain hedge funds and private equity investors regarding potential PIPE (private investment in public entity) funding, but noted that it would be very difficult to find investors who would undertake such an investment without several quarters of positive EBITDA. Management also discussed the current banking relationship with Wells Fargo and potential
Proxy Statement

alternative bank financing sources. The Committee discussed our impaired cash situation and alternatives to pursue in order to ensure sufficient liquidity for us to operate until a Proposed Transaction could be closed.
     On June 9, 2006 and June 13, 2006, our management and St. Charles Capital met with three interested parties to present these entities with management’s views of the business and its prospects. Two of the three parties with whom we met submitted formal indications of interest on July 14, 2006. A third party, to whom management and St. Charles Capital presented the opportunity via a conference call on July 5, 2006, also submitted an indication on July 14, 2006.
     At a meeting of the Committee held on June 19, 2006, management provided the Committee with an update on the progress of St. Charles Capital in its discussions with potential strategic and financial buyers. Management then described for the Committee a proposal by a third party to provide a revolving line of credit and term loan to us (“New Loan Transaction”), in replacement of our current banking relationship with Wells Fargo. The Committee discussed the current New Loan Transaction proposal, the open issues with respect to that proposal, and the need for the expanded capital available that the New Loan Transaction would provide during the period prior to closing a Proposed Transaction. The Committee discussed at length the expense of the proposed New Loan Transaction, as well as the increasing dollar amount of the first priority lien that would result from entering into the New Loan Transaction. The Committee authorized management to continue discussions with the proposed lender of the New Loan Transaction and to report back to the Committee once terms were finalized, for final Committee decision and approval.
     On June 28, 2006, the Committee held another meeting, which was attended by St. Charles Capital and members of management. Our management team first provided the Committee with an update on probable second quarter results, which they anticipated would be lower than projected due to revenue shortfalls. The Committee spent some time reviewing cash projections and discussing alternatives available to us, including the potential New Loan Transaction. St. Charles Capital indicated that a majority of remaining interested buyers indicated an interest in acquiring us only if we filed for bankruptcy protection. The ability of the various potential purchasers to quickly reach agreement and close an acquisition were discussed at length. Management then updated the Committee on the proposed terms of the New Loan Transaction, indicating that the proposed terms and conditions had improved since the last meeting of the Committee on June 19, 2006. St. Charles Capital indicated that to the extent we were able to obtain additional working capital to fund operations for a longer period, it was likely to be able to obtain a more favorable valuation in a sale. The Committee then directed St. Charles Capital to move forward in its discussions with the two financial buyers that were most likely to be able to close on an acquisition in the shortest possible time-frame, while at the same time continuing its marketing efforts with all other potential buyers.
     The Committee met again on June 29, 2006, along with members of management. At this meeting, we asked special bankruptcy counsel to be present to provide advice to the Committee regarding various other issues relating to our insolvency situation, our cash position, the possibility of a New Loan Transaction to expand cash, and the potential need for more time in which to close a Proposed Transaction on the most favorable terms available to us and our creditors. Special bankruptcy counsel described steps involved in a bankruptcy proceeding, including a Section 363 sale of assets under Chapter 11 of the U.S. Bankruptcy Code. At this meeting, the Committee also determined to issue a press release describing the engagement of St. Charles Capital to explore strategic alternatives, in hopes that additional potential buyers would be attracted.
     On June 30, 2006, we issued a press release indicating that we had retained St. Charles Capital to assist us in reviewing strategic business alternatives. This press release, over the following weeks, generated interest from three additional financial and one strategic buyer, each of whom contacted St. Charles Capital; the strategic buyer was Tandberg Data. Tandberg Data contacted St. Charles Capital on July 6, 2006, as further described below.
     Also on June 30, 2006, St. Charles Capital requested that interested parties submit indications of interest by July 14, 2006.
     On July 6, 2006, the Committee met with our management team members. Management provided an update on anticipated revenues for the second quarter of 2006, the current cash situation and the current amount available under the Wells Fargo line of credit. Management described the current alternatives available from the proposed lender under the New Loan Transaction, which featured different combinations of fees and equity issuances to such lender, and also described the costs and benefits of proceeding with each of the possible structures. The Committee also reviewed and re-confirmed its earlier determination that we could obtain a higher valuation if a sale were to be conducted outside of a bankruptcy and with sufficient cash to fund operations for the anticipated period needed to find a buyer and close a sale. At the meeting, the Committee discussed the possibility of Wells Fargo, our current lender, extending additional credit during the period leading up to a sale. Management then updated the Committee on the sales process, indicating that St. Charles Capital had delivered solicitation of interest letters to eight potential buyers, and requested responses by July 14, 2006. Management noted that St. Charles Capital believed that, based on direct discussions with the interested parties, most of the likely buyers would require a Section 363 auction sale in bankruptcy. Management also discussed on-going direct discussions with two other possible strategic buyers with whom it was speaking in addition to the parties who St. Charles had requested submit indications of interest, noting that these discussions were proceeding
Proxy Statement

very slowly. Management provided the Committee with an update on vendor relationships and accounts receivable, including reviewing scheduled payments. The Committee requested management to provide reports at each future meeting of the Committee detailing cash availability, accounts receivable, and a liquidation analysis.
     On July 6, 2006, St. Charles Capital was contacted by Tandberg Data’s financial advisor who indicated Tandberg Data’s interest in pursuing a transaction with us, and Tandberg Data’s willingness to move quickly to evaluate that potential transaction. On July 13, 2006, our management and St. Charles Capital met with Tandberg Data ASA’s CEO in St. Charles Capital’s offices.
     On July 14, 2006, one of the potential financial buyers with whom we had met, informed St. Charles Capital of its intention to not bid, citing our level of secured debt, but also indicating its desire to stay informed in the case that we sought a court-ordained remedy to our challenges. Three other potential buyers, all of whom were financial buyers, submitted indications of interest; each indication of interest recommended a sale process under Section 363 of the bankruptcy code.
     On July 18, 2006, the final potential strategic buyer (other than Tandberg Data) officially withdrew its interest in the opportunity to acquire us. It did so for strategic reasons, primarily centering on our lower to middle market focus.
     On July 18, 2006, the Committee met with management to review current status. Our management reviewed the anticipated revenues, current cash situation and the current and anticipated amounts available under the Wells Fargo line of credit. Management also reviewed current accounts receivable and accounts payable, as well as the liquidation analysis. Management also described discussions with Wells Fargo regarding a possible over-advance line of credit facility, indicating that Wells Fargo may be willing to enter into such a facility so long as the sales process continued moving forward expeditiously, and would base its lending on meeting certain specific milestones in the sales process. Management also updated the Committee on the three indications of interest received, noting that each of the potential buyers had indicated a willingness to discuss debtor-in possession financing for us. The Committee determined to meet with St. Charles Capital to review each of the proposals, and requested that our special bankruptcy counsel also be included in the meeting. The Committee reviewed the indication of interest letters, and the potential timing of the three proposals. Management also described on-going discussions with Tandberg Data and other possible buyers, noting that at that time, these potential alternatives appeared to involve a slower process than any of the three financial buyers. The management team also discussed the final terms and conditions of the New Loan Transaction proposal, although noted that extending the Wells Fargo relationship would be faster and less expensive, if Wells Fargo agreed to the over-advance facility.
     On July 24, 2006, Tandberg Data submitted a preliminary indication of interest to St. Charles Capital to buy us. We received a revised indication of interest including an exclusivity agreement through August 21, 2006 which we executed on August 9, 2006.
     On July 25, 2006, the Committee met with St. Charles Capital and members of management. Management indicated that it had successfully negotiated an agreement in principal with Wells Fargo for a $2 million over-advance facility, subject to achieving certain transaction milestones. Management then reviewed anticipated revenues, the current cash situation and accounts receivable. The Committee requested further cash flow analysis from management, including an analysis of whether the Wells Fargo over-advance line would be sufficient to fund operations until the likely closing date of our sale. St. Charles Capital then reviewed the marketing efforts and indications of interest from the three financial buyers and from Tandberg Data. They reviewed at length a comparative analysis of the specific terms and conditions set forth in each indication of interest. The Committee discussed the pros and cons of each offer at length, noting among other things, that the Tandberg Data offer was for a sale outside the bankruptcy process (which was attractive from a customer and vendor relationship standpoint), could potentially be done in a merger rather than an asset sale transaction, and contained the overall most positive terms. The Committee discussed timing issues relating to Tandberg Data’s proposal, and whether Tandberg Data would be able to meet its proposed timing. The Committee requested that St. Charles Capital follow-up with each of the bidders regarding certain open questions and to report back to the Committee on July 27, 2006.
     At its meeting on July 27, 2006, the Committee and St. Charles Capital reviewed the process of St. Charles Capital’s marketing efforts to date, provided a detailed analysis of the four proposals, and provided a summary of transaction dollar flows and timing of closing for each of the four possible transactions. The Committee spent additional time reviewing the latest proposal by Tandberg Data, discussing, among other matters, the likelihood of successfully negotiating for the creditor restructurings required as part of the Tandberg Data offer. It was noted that Tandberg Data had also expressed willingness to provide us with bridge financing. At the meeting, the Committee determined that the Tandberg Data proposal offered the best financial result for us and for our creditors, and instructed the Committee’s lawyers and St. Charles Capital to pursue the Tandberg Data transaction with a goal of having a letter of intent from Tandberg Data within a week, in a form sufficient to obtain the first $1 million over-advance release from Wells Fargo.
Proxy Statement

     On August 3, 2006, the Committee met with management and St. Charles Capital to review the current status of sales activity. The three financial bidders had agreed to a slight delay in our response time to them, in order to allow the newest bidder (Tandberg Data) sufficient time to conduct preliminary due diligence. The Committee was updated on the Tandberg Data proposal, including that the Tandberg Data board of directors had indicated support for the transaction. The Committee reviewed the various forms the Tandberg Data acquisition could take, including tender offer, merger or asset sale, outlining the various legal and business issues with each form. Management indicated that it had asked one of the other potential strategic bidders to submit an indication of interest, but was told by the potential strategic bidder that it would not submit an indication of interest at this time, but that it might do so in the future if the Tandberg Data transaction was not successful, although on less favorable financial terms to us and our creditors. Management also noted that it was in default under its Wells Fargo line of credit, and that Wells Fargo had determined not to waive the event of default, although Wells Fargo was not then taking any actions regarding the event of default.
     At its meeting on August 10, 2006, the Committee met with management and St. Charles Capital to review the current status of sales activity. St. Charles Capital reported that two of the three financial bidders indicted that they were no longer interested in pursuing any type of transaction with us. Management reviewed conversations they had with existing creditors regarding the potential transaction with Tandberg Data. Management also updated the Committee on the discussions with Wells Fargo. Counsel again reviewed the pros and cons of tender offers, mergers and asset sales and discussed the potential use of a voting agreement in connection with each structure.
     On August 15, 2006, the Committee met with management and St. Charles Capital to review the negotiations with our creditors, including certain suppliers. The Committee discussed attempting to renegotiate with Tandberg Data the amount of cash available to pay creditors. The Committee reviewed the various costs of going through a bankruptcy. Management provided an update on cash availability and operations.
     At its meeting on August 18, 2006, the Committee met with management and St. Charles Capital to review the difficulties management was encountering with certain creditors. The Committee indicated that if there was no agreement with the creditors by August 21, 2006, they would allow Tandberg Data’s exclusivity period to lapse and would pursue the one remaining financial buyer or file bankruptcy. Management also reviewed the limited cash availability and operational results.
     At a subsequent meeting of the Committee held on August 22, 2006, the Committee was updated by management and St. Charles Capital on the status of on-going discussions with Tandberg Data, as well as the status of the various discussions we were having with our creditors in order to obtain the necessary restructurings of debt necessary to move forward with the Tandberg Data offer. Because progress was being made with respect to the creditor restructuring agreements, the Committee agreed to extend Tandberg Data’s exclusivity period through August 24, 2006, and, ultimately, through August 29, 2006. Two creditors continued to resist all attempts at restructuring amounts owed to them.
     On August 22, 2006, Tandberg Data indicated to us that it would only move forward with the Proposed Transaction by structuring it as an acquisition of substantially all of our assets and assuming certain liabilities; it was not interested in pursuing a merger with us. We began to review and negotiate an asset purchase agreement sent to us by Tandberg Data. From August 22 through August 28, 2006, with the assistance of our respective financial and legal advisors, we negotiated the Purchase Agreement and other ancillary documents, including the voting agreement, with Tandberg Data.
     On August 29, 2006, the Committee met to discuss the terms and conditions set forth in the proposed asset purchase agreement. During the meeting, the Committee reviewed in detail the proposed transaction, including the asset purchase agreement and the requested ancillary documents and agreements. The Chairman of the Committee reported on various calls which took place between Committee members on August 25 and 26, 2006, to discuss issues relating to Tandberg Data’s demands for specific requirements in the voting agreement and with respect to break-up fees in the Purchase Agreement, including the impact these provisions could have on our ability to be sold expeditiously and on the most favorable financial terms, should the transaction with Tandberg Data be terminated under certain conditions. Next, our legal counsel reviewed the transaction documents prepared by Tandberg Data, including the Purchase Agreement, with the Committee and responded to their questions. St. Charles Capital reviewed in detail its marketing process, the challenges we face, the proposed transaction with Tandberg Data, and the various analyses used in rendering its fairness opinion. It then delivered a fairness opinion stating that the consideration we would receive in the Tandberg Data transaction as fair, from a financial point of view, to us. Thereafter, the Committee considered the benefits and drawbacks of the proposed transaction with Tandberg Data, including whether the consideration we were to receive was adequate. Based on its discussions, the Committee unanimously concluded that the proposed acquisition of substantially all of our assets, and the assumption of certain of our liabilities, by Tandberg Data, was advisable and fair to and in our best interests and the best interests of our stockholders and creditors, and recommended the Tandberg Data transaction to the Board for its approval.
Proxy Statement

     On August 29, 2006, immediately following the meeting of the Committee, our Board held a meeting. At that meeting, the Committee indicated to the Board that it had recommended the Tandberg Data transaction to the Board for approval. The chairman of the Committee described the overall structure of the transaction, and counsel reviewed the transaction documents prepared by Tandberg Data, including the Purchase Agreement and the voting agreement. The Committee and counsel answered questions posed by members of the Board. St. Charles Capital then presented a summary of its presentation to the Committee, focusing especially on the various analyses used in reaching its conclusions regarding the fairness of the transaction. St. Charles Capital then summarized its fairness opinion. Our Board then approved the Purchase Agreement and ancillary documents with Tandberg Data by unanimous vote of those attending the meeting. The Board also approved, by unanimous vote of those attending the meeting, our dissolution immediately following the closing of the Tandberg Data transaction, the calling of a stockholders meeting to vote upon the transaction and the dissolution, and the filing with the Securities and Exchange Commission of various documents and filings with regard to the transaction as are needed to effect the transaction and our subsequent dissolution.
     On August 29, 2006, we executed the Purchase Agreement with Tandberg Data.
Reasons for the Asset Sale; Recommendations of the Independent Committee of the Board of Directors
     The Committee and our Board each believe that the asset sale is advisable and fair to and in our best interests and the best interests of our stockholders and creditors. In reaching its conclusion to approve the Purchase Agreement, the Committee considered a number of factors including, without limitation, the following:
•	The overall terms of the transaction, including the consideration we would receive.

•	The ability to provide our creditors with the highest overall level of debt repayment of any of our potential bidders.

•	Our prospects for survival on a stand-alone basis in the near future.

•	Our cash position, recurring losses and accumulated deficit, as well as declining revenues.

•	The likely impact of the asset sale on our employees, vendors and customers.

•	A comparison of the terms of the proposed transaction with other recent acquisitions of companies in similar financial circumstances to us, the review and evaluation of other information concerning the valuation of companies in our industry, an evaluation of the return to our creditors under a liquidation scenario, and other analyses and advice provided by St. Charles Capital.

•	The opinion of St. Charles Capital that the consideration to be received by us in the asset sale is fair to us from a financial point of view. See “Opinion of Exabyte’s Financial Advisors,” beginning on page 13.

•	The state of the data storage market industry generally and the increased competition brought about by consolidation and other factors, as well as the financial size and resources necessary to compete in this environment.

•	Our relationships with customers and vendors.

•	The fact that no proceeds would be available after the sale for distribution to holders of our Series AA preferred stock or common stock.

•	The fact that certain liabilities that are not being assumed by Tandberg Data in the Purchase Agreement would remain behind in the corporate Exabyte entity, and that we would have no or extremely limited proceeds available from the asset sale with which to pay or settle with such creditors.

•	The fact that we would dissolve immediately following the asset sale.

•	The fact that some of our officers and directors have interests in the asset sale described under “Interests of our Directors, Executive Officers and Affiliates in the Asset Sale” that are in addition to and different from their interests as our stockholders.

•	The fact that under the Purchase Agreement we cannot solicit competing proposals and a termination fee is payable to Tandberg Data Corp. under specified circumstances.
     The discussion of the information and factors considered by Committee is not exhaustive. In view of the wide variety of factors considered by the Committee in connection with its evaluation of the asset sale and the complexity of these matters, the Committee did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Committee evaluated the factors described above, including asking questions of our management and legal and financial advisors.
Proxy Statement

     The Committee and our Board each determined that the asset sale, the Purchase Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of our creditors and stockholders. Accordingly, the Committee and the Board has each approved the Purchase Agreement, and the Board recommends that our common stockholders vote “FOR” the approval of the Purchase Agreement.
Opinion of Exabyte’s Financial Advisor
          General
     Pursuant to an engagement letter dated April 14, 2006 between us and St. Charles Capital, we retained St. Charles Capital to act as our sole financial advisor in connection with our possible sale and related matters. As part of its engagement, St. Charles Capital agreed, if we so requested, to render an opinion with respect to the fairness, from a financial point of view, to us, of the financial consideration as set forth in the Purchase Agreement. St. Charles Capital, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We selected St. Charles Capital as our financial advisor based upon St. Charles Capital’s qualification, expertise, and reputation in such capacity. Certain principals of St. Charles Capital have insignificant investments in Meritage Funds, a significant holder of our common stock, Series AA preferred stock and Notes.
     On August 29, 2006, St. Charles Capital delivered its written opinion that the consideration to be paid by Tandberg Data Corp. was fair to us, from a financial point of view, as of the date of such opinion. We imposed no limitations on St. Charles Capital with respect to the investigations made or the procedures followed in rendering its opinion.
     The full text of St. Charles Capital’s written opinion to our Board, which sets forth the assumptions made, matters considered, and extent of review by St. Charles Capital, is attached as Appendix B, and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this Proxy Statement. The following summary of St. Charles Capital’s opinion is qualified in its entirety by reference to the full text of the opinion. St. Charles Capital’s opinion is addressed to our Board and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the Special Meeting.
     In connection with rendering its opinion, St. Charles Capital has reviewed and analyzed, among other things, the following:
(i)	Certain of our financial statements and other financial information, including our Audited Financial Statements for each of the years in the two year period ended December 31, 2005 as we filed such information with the Securities and Exchange Commission (the “SEC”) on Form 10-K, and our internal unaudited financial statements for the quarters ended March 31, 2006 and June 30, 2006 as filed with the SEC on Form 10-Q;

(ii)	Our press releases and Form 8-K’s as we provided to and other of our filings with the SEC during the past 2 years;

(iii)	Form 8-K dated May 3, 2004 that includes the Certificate of Designation of Preferences, Rights and Limitations of Series AA Convertible Preferred Stock;

(iv)	Certain internal analyses compiled by our Chief Financial Officer and controller regarding debt payment schedules, cash projections and liquidation value of our assets;

(v)	The reported prices and trading activity of our common stock;

(vi)	Certain other internal information, primarily financial in nature, including projections concerning our business and operations that we furnished to St. Charles Capital by for purposes of its analysis;

(vii)	Certain publicly available information with respect to certain other companies that St. Charles Capital believes to be comparable to us (due to industry focus or financial condition), and the trading markets for such other companies’ securities;

(viii)	Certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;

(ix)	Discussions with our Chief Executive Officer, Chief Financial Officer and Controller regarding, among other things, our business and prospects; and

(x)	other matters St. Charles Capital believes relevant to its inquiry.
     The written opinion provided to us by St. Charles Capital was necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof. In connection with its review and analysis and in arriving at its opinion, St. Charles Capital assumed that the form of Purchase Agreement provided to and reviewed by it is identical in all material respects to the Purchase Agreement executed by the parties. St. Charles Capital has further assumed and relied upon the accuracy and completeness of the financial, tax and other information provided by us and by Tandberg Data to St. Charles Capital for purposes of rendering its opinion or that are otherwise publicly available, and assumed and relied upon our representations and
Proxy Statement

warranties in the Purchase Agreement, or those of Tandberg. St. Charles Capital did not assume any obligation to verify independently any of the provided information as being complete and accurate in all material respects. St. Charles Capital expresses no opinion regarding our liquidation value. In addition, it did not conduct a physical inspection or appraisal of any of our assets, properties, liabilities or facilities, nor has St. Charles Capital prepared or been furnished with any such evaluation or appraisal. St. Charles Capital has further relied on assurances of our management that they are not aware of any information or facts that would make the information provided to St. Charles Capital incomplete or misleading. Furthermore, St. Charles Capital assumes that the conditions set forth in the Purchase Agreement would be satisfied and that the asset sale will be consummated in a timely basis in the manner contemplated by the Purchase Agreement.
     In connection with rendering its August 29, 2006 opinion to our Board, St. Charles Capital performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by St. Charles Capital. Moreover, St. Charles Capital believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more important, the opinion derived from them. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, St. Charles Capital also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, St. Charles Capital drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the tape drive industry as a whole. Any estimates in St. Charles Capital’s analyses were not necessarily indicative of actual future results or values, which may diverge significantly more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or to reflect necessarily the prices at which companies or their respective securities actually may be sold.
     The following is a summary of selected analyses performed by St. Charles Capital in connection with the preparation of its opinion and reviewed with our Board at a meeting of the Board held on August 29, 2006. This summary includes information presented in tabular format. In order to fully understand the financial analyses presented by St. Charles, these tables must be read together with the text of each analysis summary, and considered as a whole. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below should not be taken as any indication of the relative weight given to these analyses by St. Charles Capital or our Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 29, 2006, and is not necessarily indicative of current market conditions.
          Challenges Facing Exabyte
     St. Charles Capital noted various capital and financial challenges that we faced, as well as other industry challenges, including the following:
•	Our December 31, 2005 Form 10-K filed with the SEC, in which our auditor cites our recurring losses and accumulated deficits as, among other things, raising substantial doubt about our ability to continue as a going concern;

•	We posted negative earnings before interest, taxes, depreciation and amortization (“EBITDA”) in eleven of our last thirteen quarters;

•	Strained relationships with key distributors of our products;

•	At June 30, 2006, we triggered an event of default under our Wells Fargo bank facility, giving the bank the legal right to force us into receivership at any time;

•	Management’s belief that we would experience a cash deficit and would be unable to continue operations beyond September 1, 2006 without access to additional capital through our bank facility;

•	The data storage market is extremely competitive and subject to rapid technological change; and

•	We compete with large, multi-national corporations that have greater access to capital and strong leadership positions in our key markets.
     Comparable Public Company Analysis —Broad Group
     St. Charles Capital reviewed and compared certain financial information for a group of five guideline comparable publicly traded companies, deemed pertinent to an analysis of the asset sale. The broad group comparable public company analysis reviews securities of publicly-traded companies deemed comparable to our financial characteristics, including market capitalization and operating performance. Share pricing in the public markets incorporates a wide range of factors, including general economic conditions, interest rates, inflation and investor perceptions. In taking into account our distressed financial situation, St. Charles Capital determined it would be difficult to identify a sufficient number of publicly traded companies in a
Proxy Statement

similar business or industry to us that are also in financial duress. St. Charles Capital thus screened for comparable public companies based on financial characteristics such as current market capitalization, negative EBITDA, declining revenue and debt balance that exceeds cash balance. St. Charles Capital added a 23.6% control premium based on information from a collection of financial transaction databases produced by Thomson Financial Securities Data (the “SDC data”) to its comparable company analysis to account for minority position trading interest in the public markets and to approximate the multiples such comparable companies might be expected to command in a control transaction. The assumed control premium was based on a review of all control transactions occurring since January 1, 2003 with an enterprise value less than $100 million. The resulting range of implied multiples for this group of broad comparable companies is set forth below:

Enterprise Value as a multiple to Last 12 Months Revenue
Mean	.31x
Median	.23x
     St. Charles Capital’s analysis of comparable public companies implied a reference enterprise valuation range for our company of between $19.6 million and $25.8 million.
     Comparable Company Analysis — Industry Peers
     St. Charles Capital also reviewed and compared certain financial information for a group of seven publicly held companies who compete in the tape storage, storage networking and storage components industries: the seven comparable companies were Adaptec, Inc., Ciprico, Inc., Dot Hill Systems Corp., Overland Storage, Inc., Qualstar Corp., Quantum Corp., and Tandberg Data ASA.
     The comparable public company analysis reviews securities of publicly-traded companies deemed comparable to our business characteristics. In performing this analysis, St. Charles Capital reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to our corresponding information. St. Charles Capital noted that these industry peers were substantially larger than us, and that this set of industry peers had a median revenue of $222.6 million, more than double our revenue size. Share pricing in the public markets incorporates a wide range of factors including general economic conditions, interest rates, inflation and investor perceptions. St. Charles Capital added a 23.6% control premium based on SDC data to its comparable company analysis to account for minority position trading interest in the public markets and to approximate the multiples such comparable companies might be expected to command in a control transaction. The assumed control premium was based on a review of all control transactions occurring since January 1, 2003 with an enterprise value less than $100 million. The resulting range of implied multiples for this group of industry comparable companies is set forth below

Enterprise Value as a multiple to Last 12 Months Revenue
Mean	.47x
Median	.49x
     St. Charles Capital’s analysis of comparable public industry peer companies implied a reference enterprise valuation range for our company of between $39.3 million and $41.3 million.
     Comparable Transaction Analysis
     St. Charles Capital also reviewed and compared certain financial information for a group of nine guideline comparable transactions, announced since January 1, 2000, deemed pertinent to an analysis of the asset sale. The comparable transaction analysis encompasses a review of transactions involving acquired entities (“targets”) deemed comparable to our business or entities that, at transaction date, exhibited similar financial characteristics. This information is obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases, third party equity research reports and other sources. In taking into account our distressed financial situation, St. Charles Capital determined it would be difficult to identify a sufficient number of transactions involving targets in similar business or industries that are also in financial duress. St. Charles Capital thus screened for comparable transactions based on the financial characteristics of targets, including enterprise value (calculated as fully diluted equity value plus net debt) of $50 million or less, negative trailing twelve months EBITDA, declining revenue and revenue greater than $10 million and a debt balance that exceed the target’s cash balance.
     The comparable transactions were as follows (listed by acquirer followed by the acquired company):
•	Proxicom Inc. / Daou Systems, Inc.

•	Pomeroy IT Solutions, Inc. / Alternative Resources Corp

•	DSI Acquisition Inc. / DSI Toys Inc.

•	SI Acquisition LLC / Successories Inc.

•	CardioTech International, Inc. / Gish Biomedical Inc.
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•	SRAM Corp. / RockShox Inc.

•	Eastman Kodak Co. / ENCAD Inc.

•	RadiSys Corp. / Microwave Systems Corp.

•	Monaco Coach Corp. / SMC Corp
     The range of multiples implied in these transactions is set forth below:

Enterprise Value as a multiple to Last 12 Months Revenue
Mean	.49x
Median	.28x
     St. Charles Capital’s analysis of comparable merger transactions implied a reference enterprise valuation range for our company of between $23.4 million and $40.9 million.
     Liquidation Analysis
     Our management provided a liquidation analysis to St. Charles Capital that estimated the total liquidation proceeds available to pay Exabyte’s liabilities in the event of a liquidation other than the asset sale. St. Charles Capital performed an analysis on this liquidation value, using our management team’s assessment of the liquidation value of our accounts receivable, inventory and fixed assets, and our liabilities, in priority of payment based upon general liquidation rules and procedures (where secured debt is repaid in order of security), including employee severance payments. This analysis assumes our complete liquidation and dissolution. St. Charles Capital’s analysis of our management’s assessment of liquidation value indicates a reference enterprise valuation range for us of between $12.8 million and $15.7 million.
     Comparison with Other Indications of Interest
     St. Charles Capital compared Tandberg Data’s offer to other indications of interest we received from parties unrelated to Tandberg Data, as well as the process leading up to the Purchase Agreement. St. Charles Capital noted that all of these other indications of interest contemplated a Section 363 Sale of Assets under Chapter 11 of the U.S. Bankruptcy Code. The consideration we will receive from Tandberg Data was higher than the other indications of interest received.
Conclusion
     No companies used as comparisons in the above analyses are identical to us and none of the transactions are identical to the asset sale. Accordingly, analyses of the results of the foregoing are not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies involved in and the nature of the guideline transactions.
     For its financial advisory services provided to us, St. Charles Capital will be paid a fee of approximately $500,000 contingent upon the closing of the asset sale. In addition, we have agreed to reimburse St. Charles Capital for all reasonable out-of-pocket expenses incurred by it on our behalf, as well as to indemnify St. Charles Capital against certain liabilities, including any which may arise under the federal securities laws.
Material Terms of the Purchase Agreement
     Consideration
     Under the terms of the Purchase Agreement, Tandberg Data Corp. will purchase substantially all of our assets in exchange for cash and the assumption of certain of our liabilities. Tandberg Data Corp. will pay cash of approximately $22,500,000, and assume the Assumed Liabilities. The cash purchase price and payments to be made by Tandberg Data Corp. at closing will consist of:
•	the outstanding principal balance and accrued interest thereon under the Credit and Security Agreement with Wells Fargo (estimated to be $10,000,000 for purposes of determining the total consideration);

•	the repayment obligations under the Restructuring Agreements with the Noteholders ($7,790,000);

•	the payment obligation under the Amendment No. 1 to the Debt Restructuring

•	Agreement with Solectron ($300,000);

•	the payment obligation under the Second Amendment to the Memorandum of Understanding with Hitachi ($2,000,000);

•	the amount payable under the Imation Restructuring Agreement ($1,000,000);

•	transaction fees payable at closing (not to exceed $1,200,000); and
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•	the cash balance to be retained by us subsequent to closing ($100,000).
     It is a condition to the Purchase Agreement that the cash proceeds be used to make these payments. Our stockholders will receive no consideration from the asset sale for their Series AA preferred stock or common stock.
     The Assumed Liabilities will include substantially all accounts payable and accrued expenses, all liabilities under the Purchased Contracts, liabilities for warranty obligations and liabilities related to products sold and/or services performed, and new or restructured notes payable issued to Imation and Hitachi, among others. The material Excluded Liabilities retained by us consist of a note payable to a former landlord in the amount of $3,060,000, a Note with a principal balance of $50,000 and certain accounts payable and accrued expenses in the amount of $250,000, among other liabilities. We are not expected to have any significant assets remaining for the payment of these liabilities, the asset sale effectively being a liquidation of our company. Under the Purchase Agreement, there will be no assets available for distribution to our common or preferred stockholders.
     Under certain circumstances, Tandberg Data Corp. has agreed to provide Wells Fargo with an irrevocable letter of credit in an amount up to $2,000,000 to support a further extension of credit by Wells Fargo to us prior to closing, as necessary.
     Upon closing, Tandberg Data Corp. will have the right to the use of the name “Exabyte” and any related names, trademarks, symbols, and logos used in our business.
     Closing
     The asset sale will close no later than the third business day following the satisfaction of all closing conditions listed in Article IX of the Purchase Agreement, including approval by our stockholders of the asset sale. If the closing has not occurred by December 31, 2006, as such date may be extended under certain circumstances, then either party may terminate the agreement.
     Representations and Warranties
     The Purchase Agreement contains representations and warranties by us regarding aspects of our assets, business, financial condition and other facts pertinent to the asset sale. The representations and warranties made by us cover the following topics:
•	corporate organization, good standing and power to carry on business;

•	the authorization, execution, delivery, performance and enforceability of the Purchase Agreement and related matters;

•	governmental authorizations and third party consents;

•	accuracy of financial statements;

•	absence of undisclosed liabilities;

•	title to all personal property and assets;

•	absence of certain changes;

•	real property, including leases;

•	accounts payable and inventory;

•	tax matters;

•	ownership and use of intellectual property, including the non-infringement thereof;

•	material contracts;

•	employee benefit and labor matters;

•	litigation;

•	compliance with laws and regulations;

•	environmental matters;

•	insurance;

•	accounts receivable, fixed assets and inventory;

•	officers and directors and their compensation;

•	transactions with affiliates;

•	major customers and suppliers;

•	corporate books and records;

•	brokers fees and opinion of financial advisors;

•	subsidiaries;

•	compliance with SEC filing requirements; and

•	compliance with state takeover laws.
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     Agreements and Covenants
     The Purchase Agreement also contains covenants and agreements by the parties. We agreed that, among others things, from the date of the Purchase Agreement through the closing of the transaction, we would not:
•	propose or adopt any change in to our charter or bylaws;

•	split, combine or reclassify shares of our capital stock;

•	issue, encumber or transfer any Equity Interests (as defined in the Purchase Agreement), or alter or amend any Contract (as defined in the Purchase Agreement) governing our outstanding Equity Interests;

•	merge with or acquire any third-party;

•	sell or otherwise dispose of any assets or securities with a market or book value in excess of $10,000 individually or $50,000 in the aggregate, other than inventory sold in the Ordinary Course of Business (as defined in the Purchase Agreement);

•	incur any indebtedness or otherwise become liable for any debts or obligations other than in the Ordinary Course of Business;

•	discharge or otherwise make any payment in respect of the Notes;

•	increase the amount of compensation of any director or officer or pay any bonuses;

•	authorize or incur any capital expenditure other than as specifically permitted under the Purchase Agreement;

•	make any changes in our accounting methods, principles or practices;

•	settle, pay or discharge, any litigation, investigation, arbitration, or proceeding for an amount in excess of $25,000;

•	make or take certain tax-related actions;

•	enter into any new line of business;

•	except as set specifically provided for, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

•	adopt new programs or change existing programs that relate to employee compensation or benefits;

•	adopt, modify or waive any right under or amend or modify any material term of any Material Contract (as defined in the Purchase Agreement);

•	take any action that would result in any of our representations or warranties contained in the Purchase Agreement being untrue in any material respect;

•	except as required by applicable law or GAAP, reduce in any material respect any of our assets, including writing up or down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner, or reduce any of our reserves;

•	allow any permits to lapse;

•	sell, assign, license or encumber any of our intellectual property other than in the Ordinary Course of Business; or

•	authorize, agree or commit to do any of the foregoing.
     In addition, we affirmatively covenanted that among other things, from the date of the Purchase Agreement through the closing of the asset sale, we would:
•	file all tax returns and pay all taxes due;

•	file all SEC reports;

•	terminate all negotiations with other parties regarding the sale of our assets and not solicit any other proposals for such sale, except that we would be permitted to entertain unsolicited, bona fide proposals to the extent such proposals are superior to the asset sale pursuant to the Purchase Agreement;

•	preserve the corporate records;

•	coordinate all public announcements with Tandberg Data Corp.;

•	provide notice of material events and access to our financial and operating records to Tandberg Data Corp.;

•	call and convene a meeting of the stockholders for the purpose of approving the asset sale;

•	change the name of the corporation and allow Tandberg Data Corp. to use the name “Exabyte”; and
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•	until the third anniversary of the Closing Date, not compete with or own or manage any business involving data storage devices.
     Conditions to Closing
     The parties’ respective obligations to close are subject to the satisfaction or waiver of the following conditions:
•	approval of the asset sale by our stockholders; and

•	no governmental entity having issued any law or order prohibiting the consummation of the asset sale.
     Tandberg Data Corp’s obligations to consummate the asset sale are subject to the satisfaction or waiver of the following conditions:
•	We shall have performed in all material respects all of our obligations under the Purchase Agreement;

•	We shall have obtained or made all required consents and notices from governmental entities or third parties;

•	the Ancillary Agreements (as defined in the Purchase Agreement) shall have been consummated and shall be in full force and effect;

•	there shall not have been or occurred any event or change that would reasonably be expected to have a Material Adverse Effect; and

•	We shall have delivered all related and Ancillary Agreements, instruments, and documents required under the Purchase Agreement.
     Our obligations to consummate the asset sale are subject to the satisfaction or waiver of the following conditions:
•	Tandberg Data shall have performed in all material respects all of its obligations under the Purchase Agreement;

•	Tandberg Data Corp shall have delivered the cash portion of the purchase price; and

•	Tandberg Data shall have delivered all related or Ancillary Agreements and documents required by the Purchase Agreement.
     Termination
     The Purchase Agreement may be terminated:
•	by mutually written agreement of the parties;

•	by either party if the closing has not occurred by December 31, 2006, as such date may be extended under certain circumstances;

•	by Tandberg Data Corp upon notice to us of a change in circumstances causing a Material Adverse Effect;

•	by us upon notice to Tandberg Data Corp. of a change in circumstances causing a Purchaser Material Adverse Effect;

•	by either party in the event of a final, nonappealable judgment or order prohibiting the asset sale;

•	by either party in the event of a material violation or breach by the other party of its covenants or agreements;

•	by either party if the approval of our stockholders for the asset sale is not obtained;

•	by Tandberg Data Corp., if (a) we amend or withdraw the recommendation of the Board to the stockholders to vote for the asset sale or recommend approval of another transaction, or (b) we fail to comply with certain requirements regarding an superior offer or (c) if any other person acquires Beneficial Ownership (as defined in the Purchase Agreement) or a majority of our stock or if any other Third Party Acquisition (as defined in the Purchase Agreement) occurs; or

•	by us, if we enter into a definitive agreement for a superior proposal in accordance with the provisions of Article 7 of the Purchase Agreement.
     In addition, if the Purchase Agreement is terminated as a result of our having breached the Purchase Agreement, we will reimburse Tandberg Data for its expenses incurred in connection with the Purchase Agreement in an amount up to $750,000. We must pay to Tandberg Data a termination fee of $2,000,000 (less any expense reimbursement) if, among other things: we enter into a Superior Proposal or approve an Acquisition Proposal, whether or not the Acquisition Proposal is a Superior Proposal; our stockholders do not vote in favor of the asset sale; our Board withdraws its approval of the asset sale; any person acquires ownership of more than 50% of our common stock or another Third Party Acquisition occurs. Additionally, if the Purchase
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Agreement is terminated due to our breach or the closing has not occurred prior to December 31, 2006 (other than due to Tandberg Data’s breach) and within 12 months following either such termination we enter into an Acquisition Proposal, we would also owe Tandberg Data the $2,000,000 termination fee.
     TAXES
     The Purchase Agreement provides that Tandberg Data Corp. shall be responsible for all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges levied in connection with the asset sale.
     Employees And Employee Benefits.
     Prior to the closing of the asset sale, Tandberg Data Corp. is required under the Purchase Agreement to offer employment to all the U.S. employees of Exabyte at the same salary or hourly wage rate and position as in effect immediately prior to the closing. For any employees who accept this offer, Tandberg Data Corp. will (1) allow such employees to participate in its benefit plans, with benefits similar to those offered to current employees of Tandberg Data Corp. in similar positions; (2) credit accrued vacation time; and (3) be solely responsible for any severance obligations, according to Exabyte’s existing severance policy. Tandberg Data Corp. will also be responsible for providing COBRA medical coverage for all Exabyte employees, including those who are terminated before or after the closing and those who do not accept Tandberg’s employment offer. Finally, Tandberg Data Corp. will be responsible for any severance obligations owed to Carroll Wallace under his offer letter dated October 31, 2003.
     Expenses
     The Purchase Agreement generally provides that each party shall pay its own expenses relating to the asset sale and the Purchase Agreement, except as provided with regards to the payment of the Transaction Fees. Our Transaction Fees are generally comprised of attorneys’ and accountants’ fees and expenses, the fee for St. Charles Capital, and payment of certain insurance premiums for post-closing officer and director coverage.
     Voting Agreement
     As a condition to the Purchase Agreement, Tandberg Data required us to enter into the Voting Agreement. The terms of the Voting Agreement require that the Meritage Entities and Tom W. Ward convert the Series AA preferred shares owned by such stockholder into common shares prior to the record date for the stockholders meeting to approve the asset sale.
     In addition, all parties to the Voting Agreement, which include certain Noteholders, are required to vote all common shares owned (including any shares acquired through conversion of Series AA preferred shares or Notes) in favor of the authorization and approval of the asset sale and are prohibited from soliciting, inducing, or making a competing offer to the asset sale. The Voting Agreement terminates upon the earlier of the closing of the asset sale or 120 days following the termination of the Purchase Agreement due to, among other things our entering into a Superior Proposal or approving an Acquisition Proposal, our Board withdrawing its approval of the asset sale, or any person acquiring ownership of more than 50% of our common stock or another Third Party Acquisition occurs.
     Regulatory Approvals
     To our knowledge, neither we nor Tandberg Data Corp. is required to obtain approval from any U.S. federal or state agency in connection with the asset sale.
     No Appraisal Rights
     Under the Delaware General Corporation Law (the “DGCL”), our stockholders will not be entitled to appraisal rights in connection with, or as a result of, the asset sale.
Interests of our Directors, Executive Officers and Affiliates in the Asset Sale
     Directors
     Our Directors will not receive any special consideration for their work with respect to the asset sale, nor will they receive any fees for the meetings they have attended. Our Directors will receive only their customary quarterly retainer fees. None of our directors will serve on the Tandberg Data Corp. board of directors. We will maintain our current directors’ and officers’ insurance policy for at least six years following the asset sale.
     Executive Officers
     On August 28, 2006, our Compensation Committee of the Board of Directors adopted a Senior Management Retention Plan. Under this Plan, our Chief Executive Officer, Tom Ward, and Chief Financial Officer, Carroll Wallace, are each entitled to be paid a $175,000 retention bonus if they remain continuously employed by us, and by Tandberg Data Corp. after the asset sale, for
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at least 90 days after the asset sale. The payment is required to be made on the 90th day following the asset sale closing. If Mr. Ward or Mr. Wallace is terminated involuntarily prior to the end of the 90 day period, or if Tandberg Data Corp. does not offer employment to either of them on substantially equivalent terms, the payment is made at the termination date or the closing date of the asset sale, respectively. An involuntary termination means a termination without cause by us or Tandberg Data Corp, a termination as a result of the death of Mr. Ward or Mr. Wallace, or the resignation of Mr. Ward or Mr. Wallace if his compensation (including base salary, fringe benefits and target bonuses under incentive programs based on corporate performance) is reduced by 15% or more (unless it is an across the board reduction for all of our officers). If Mr. Ward or Mr. Wallace resigns due to a relocation of his place of employment by more than 50 miles from our current offices, that would also be considered an involuntary termination which would cause immediate payment of the retention bonus.
     Additionally, Mr. Wallace is entitled to be paid 6 months severance (base salary) if he resigns within 60 days following a change of control or reporting structure such that he no longer reports to Mr. Ward.
     Tandberg Data has indicated that both Mr. Wallace and Mr. Ward have been offered continuing employment with Tandberg Data Corp. on substantially similar terms as their current employment with us.
     Imation
     Imation Corporation, a holder of more than five percent of our common stock, holds the Original Notes. These notes hold a third priority secured lien on all of our assets. As part of the restructuring of various debt obligations which was required by Tandberg Data in order to enter into the Purchase Agreement, we entered into the Imation Restructuring Agreement, which provides for the restructuring of the Original Notes with Imation as follows:
•	We will make a $1,000,000 payment of the principal balance of the Original Notes;

•	Imation will forgive payment of $2,000,000 of the principal amount of the Original Notes owed to us;

•	Tandberg Data Corp. will issue a new note payable to Imation in the amount of $4,000,000, with interest at 10% and principal payable as follows: $1,000,000 in December 2008; $1,000,000 in December 2009; and $2,000,000 in December 2010;

•	The new note payable will have a security interest in the assets of Tandberg Data Corp., subject to a subordination agreement with Tandberg Data ASA’s senior lender; and

•	Imation will forgive payment of the remaining $4,000,000 principal balance of the Original Notes and agrees to waive all existing and future events of default against us under the terms of the Original Notes. The Imation Agreement is contingent upon the closing of the asset sale and payment of amounts due to Imation at the closing.
     Also, at the same time we entered into the Imation Agreement, we entered into Amendment No. 3 to Media Distribution Agreement with Imation (the “Imation MDA Amendment”), whereby the sales prices to Imation on media products purchased by Tandberg Data Corp. will be adjusted, effective January 1, 2007, such that Imation will be able to obtain a gross margin of 12% on sales to third parties. Prior to the Imation MDA Amendment, prices under the Media Distribution Agreement were such that Imation would obtain a gross margin of 10%. The increase in gross margin to 12% will continue until such time that Imation has achieved an incremental $2,000,000 in gross margin, at which time sales prices will be adjusted to provide Imation with a 10% gross margin thereafter. The Imation MDA Amendment is contingent upon the consummation of the Imation Agreement and the closing of the asset sale.
     Holders of Notes
     The Meritage Entities hold $4,000,000 in aggregate principal amount of our Notes. Meritage Investment Partners, LLC is a beneficial holder of greater than five percent of our common stock, through its direct or indirect ownership of the Meritage Entities. Two of our Board members, G. Jackson Tankersley, Jr. and John R. Garrent, are managing directors of Meritage Private Equity Fund, L.P., and another Board member, Stephanie Smeltzer McCoy, is a Vice President of Meritage Private Equity Fund, L.P. Crestview Capital Master LLC (“Crestview”) holds $500,000 in principal amount of our Notes.
     As one of the conditions to Tandberg Data entering into the Purchase Agreement with us, we were required to obtain the agreement by the holders of our Notes (other than one holder of a $50,000 in principal amount Note) to restructure such Notes, as follows:
•	Tandberg Data Corp. will pay at closing, as part of the consideration for our assets, 82% of the principal amount of the Notes;

•	The holders of Notes will forgive the remaining 18% of principal, all accrued interest as of the date of the Restructuring Agreement, and all default premium, if any;
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•	Upon payment of the 82% restructured payment, the security interest in our assets that is held by the holders of the Notes will be released; and

•	The holders of the Notes have waived existing and future events of default under the Notes Securities Agreement entered into in October 2005 and any rights under the Intercreditor and Subordination Agreement entered into in October 2005 among Exabyte, the holders of the Notes, Imation and Wells Fargo.
     Additionally, the holders of the Notes, including the Meritage Entities and Crestview, have (a) approved the asset sale as required under the Notes Securities Purchase Agreement and (b) entered into the Voting Agreement with Tandberg Data Corp. to vote all shares of our common stock held by them in favor of the asset sale.
     No holders of our Series AA Convertible Preferred Stock or common stock will receive any consideration for their shares in the asset sale.
Material Federal Income Tax Consequences of the ASSET Sale
     General
     The following discussion summarizes the material United States federal income tax consequences to Exabyte of the asset sale. This discussion does not address any aspect of state, local or foreign tax considerations.
     This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations, judicial authority, and the administrative rulings and practice, all as of the date of this Proxy Statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this Proxy Statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the asset sale.
     As a result of the asset sale, we will sell substantially all of our assets to Tandberg Data Corp. in exchange for $ approximately $22,500,000. This amount, plus the amount of liabilities treated as assumed for tax purposes by Tandberg Data Corp., will be allocated among all of assets that are sold to Tandberg Data Corp. We will recognize gain or loss on each of the assets sold in an amount equal to the difference between the sales price allocated to that asset and our tax basis in such asset.
     In connection with the asset sale, certain of our debt obligations are being restructured in a manner that may either produce taxable income to us or reduce our net operating losses or other tax attributes.
     Exabyte does not believe that the asset sale or debt restructurings will result in substantial federal corporate income tax liability (including alternative minimum tax liability) because we anticipate that most of the taxable gain recognized, if any, as a result of the asset sale or debt restructuring will be offset by our operating losses, including operating losses from prior years. Exabyte’s tax advisors have not verified this determination. If the Internal Revenue Service successfully challenged Exabyte’s determination of available operating losses or its allocation of purchase price among the assets sold, Exabyte could incur significant income tax liability as a result of the asset sale and debt restructuring.
Board’s Recommendation
     The Board has determined that the asset sale is advisable and fair to and in the best interest of our company, our creditors and our stockholders. Given our financial condition, the Board concluded that the asset sale is the best alternative and if it is not approved, we believe the company will not be able to continue as a going concern. The approval of the asset sale requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding. Furthermore, the asset sale requires the consent of two-thirds in principal amount of the outstanding Notes, which consent has been given.
The Board unanimously recommends that you vote to approve the proposal to sell substantially all of our assets pursuant to the Purchase Agreement.
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PROPOSAL 2
approval of dissolution
     Our Board is seeking approval by the stockholders for the dissolution and winding down of the company contingent on and immediately following the consummation of the asset sale (the “dissolution”). On August 29, 2006, the Board approved the dissolution, subject to stockholder approval and consummation of the asset sale. During the dissolution, our activities will be limited to (i) filing a Certificate of Dissolution with the Secretary of State of the State of Delaware, or such other certificates or documents necessary to implement the dissolution, immediately after the asset sale; (ii) selling, transferring, disposing of, or abandoning any remaining assets (iii) resolving any potential liabilities, (iv) paying creditors, (v) complying with the SEC reporting requirements, (vi) collecting any remaining assets or payments excluded in the asset sale, (vii) completing final tax returns, and (viii) taking and doing such other acts necessary, appropriate or desirable to implement the dissolution contemplated hereby, each and all in the Board’s sole discretion, or as required by applicable law, and without further stockholder approvals.
     Delaware law provides that, following the dissolution, the Board or its designees may take such actions, as it deems necessary in furtherance of winding down the operations and affairs of our company. Without limiting the flexibility of the Board, as part of the dissolution the Board may, in its sole discretion, instruct the officers or any third party designee to (i) make reasonable provisions to pay all claims and obligations of the company, (ii) transfer remaining assets to a liquidating trust, and (iii) collect, sell, exchange or otherwise dispose of all of the company’s property and assets remaining after the asset sale upon such terms and conditions as the Board or designated liquidating agent, each in its absolute discretion, deems expedient and in the best interest of the stockholders and creditors, without obtaining appraisals or third party opinions as to the value of such assets.
     After closing the Purchase Agreement, we estimate that we will have approximately $100,000 in cash and cash equivalents. Expenses associated with completing the wind down and dissolution will likely consume this entire amount. We have and will continue to use cash in the next several months for a number of items, including, but not limited to, ongoing operating expenses, expenses of the asset sale and stockholder approval, and professional, legal and accounting fees. Following the asset sale, we anticipate having liabilities of approximately $3,360,000, as described in greater detail above, and do not expect to have any significant assets remaining for the payment of these liabilities.
     As part of the dissolution, the Board may, at any time, turn the wind down and management of our company over to a third party to complete this process. This third-party management may even take the form of a liquidating trust, which, if adopted by the Board, would succeed to all of our assets, liabilities and obligations. Our Board may appoint a third party to act as the trustee. We anticipate that our Board members will do so immediately after filing of the Certificate of Dissolution, and will resign as Board members following such appointment.
     During the dissolution, we may pay our officers, directors, employees or agents compensation in money or other property, as severance or bonus for services rendered in connection with the implementation of the dissolution.
     Notwithstanding the consent or authorization to the dissolution of our company by our stockholders, our Board may abandon the proposed dissolution without further action by the stockholders. Upon consummation of the asset sale, all of our business operations will cease.
Background to the Dissolution
     The events leading up to the proposal to dissolve our company are described in Proposal 1. Upon the closing of the asset sale, we will no longer have the assets or cash to continue operations. Our Board approved the dissolution on August 29, 2006, contingent on stockholder approval of the dissolution and consummation of the asset sale.
Factors to be Considered by Stockholders in Approving the dissolution
     Many factors should be considered by our stockholders when deciding to approve the dissolution. We will not have sufficient funds to make a distribution to any of our stockholders. If the dissolution is not approved, we would likely consider other liquidation alternatives, including filing for chapter 7 under Title 11 of the United States Bankruptcy Code.
     We will continue to incur the expenses of complying with public company reporting requirements as is our obligation pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the SEC from reporting requirements under the Exchange Act. We anticipate that, if such relief were to be granted, we would continue to file current reports on Form 8-K to disclose material events relating to our wind down efforts, along with any other reports that the SEC might require. These reports can be found, and will continue to be posted at the SEC website (www.sec.gov). The SEC may not grant us the relief, in which case substantial accounting and legal fees would continue to be incurred by us, and such costs are not included in the estimates set forth herein. We will also notify the Over-the-Counter Bulletin Board that our common stock will no longer be publicly traded.
Proxy Statement

     Following the filing of our Certificate of Dissolution, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our certificate of Incorporation and bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the period of the dissolution. Other than providing such indemnification, insurance coverage, and payment of salaries or other payments approved by the Board in connection with services rendered during the dissolution, it is not currently anticipated that our dissolution will result in any material benefit to any of our executive officers or directors who participated in the vote to adopt the dissolution.
     If the asset sale is consummated and the dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving our company. Pursuant to the DGCL, we will continue to exist for three years after the dissolution becomes effective or such longer period as the Delaware Court of Chancery shall direct, for the purpose of winding down operations, prosecuting and defending any suits against us and enabling us to discharge our liabilities. We believe a majority of our wind-down activities can be completed within less than a year after the consummation of the asset sale.
Regulatory Approvals
     To our knowledge, neither our company nor Tandberg Data Corp. is required to obtain approval from any U.S. federal or state agency in connection with the dissolution.
No Appraisal Rights
     Under the DGCL, our stockholders are not entitled to appraisal rights in connection with, or as a result of, the dissolution.
Material Federal Income Tax Consequences of the Dissolution
General
     The following describes certain material United States federal income tax consequences affecting our stockholders that are anticipated to result from our dissolution. However, this discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the United States federal income tax laws. This discussion deals only with United States stockholders that hold shares of Exabyte common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of United States stockholders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding common stock as “qualified small business stock” or “section 1244 stock,” persons holding common stock as part of a hedging “straddle,” conversion or other integrated transaction, United States expatriates, or persons subject to the alternative minimum tax. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations.
     We urge you to consult your own tax advisor as to the specific tax consequences, including the applicable federal, state, local and foreign tax consequences to you of our dissolution.
     This discussion is based on the Code, existing Treasury regulations, judicial authority, and the administrative rulings and practice, all as of the date of this Proxy Statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this Proxy Statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the dissolution to United States stockholders.
     No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit, if any, to our stockholders and us from the dissolution.
Consequences to Exabyte Stockholders
     The dissolution of Exabyte is a taxable event for United States federal income tax purposes. Until the dissolution is completed, we will continue to be subject to federal income tax on our taxable income, if any.
     Exabyte does not intend to make distributions of cash or other property to the stockholders in the dissolution. Therefore, the Stockholders should be entitled to a loss deduction equal to the stockholder’s adjusted basis in his or her stock (since no liquidating distributions are expected). As a general rule, losses to stockholders resulting from the complete dissolution of a corporation are recognized only after the corporation has completed its dissolution. However, since Exabyte does not expect to make any distributions (liquidating or otherwise) to the stockholders, the stockholders may be entitled to take a worthless stock deduction in their current taxable year, even if Exabyte’s dissolution is not complete until after the end of such year. Each stockholder should consult his or her tax advisor regarding the availability of a worthless stock deduction in their current taxable year.
Proxy Statement

     If the Exabyte shares are a capital asset in the hands of the stockholder, the stockholder’s loss will be capital. Such capital loss will be short term capital loss or long term capital loss, depending upon the length of time a stockholder held the shares. Generally, the loss will be long term capital loss if the shares have been held for more than one year and short term capital loss if held for not more than one year. However, special rules may apply for purposes of determining a stockholder’s holding period in the case of certain types of transfers such as gifts or capital contributions.
Vote Required and Board Recommendation
     The approval of the dissolution requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSAL TO DISSOLVE THE COMPANY CONTINGENT UPON THE ASSET SALE.
Proxy Statement

PROPOSAL 3
approval of name change
     Our Board has deemed it advisable and in our best interest to change our corporate name as a result of our selling substantially all of our assets to Tandberg, including the corporate name “Exabyte” and related intellectual property. Following the asset sale, we will be prohibited by the Purchase Agreement from using our current name. The Board proposes to change our corporate name to “___” if the Purchase Agreement and the transactions contemplated thereby are consummated. By voting to approve the amendment to the Certificate of Incorporation, stockholders will authorize the Board to amend the Certificate of Incorporation to change our name if the Purchase Agreement and the transactions contemplated thereby are consummated. If the Purchase Agreement and the transactions contemplated thereby are not approved or consummated, the amendment to the Certificate of Incorporation to change our name will not be filed and our name will not be changed.
     Approval of the proposed amendment to the Certificate of Incorporation to change our name requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.
     The full text of the amendment if approved as proposed will be substantially in the form attached hereto as Appendix C and incorporated by reference herein.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO “                    ” CONTINGENT UPON THE ASSET SALE.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
     See description under “Interests of our Directors, Executive Officers and Affiliates in the Asset Sale” in “Proposal 1” above.
Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides certain information regarding the ownership of Exabyte’s common stock as of September 1, 2006 by:
☐	each director;

☐	each current named executive officer;

☐	all of Exabyte’s directors and the named executive officers as a group; and

☐	all those known to be beneficial owners of more than five percent of Exabyte’s common stock.

	Beneficial Ownership (1)
			Shares to
			Vote at the	Percent of
	Number of	Percent	Meeting	Outstanding
Beneficial Owner	Shares	of Total	(10)	Votes (9)

Meritage Investment Partners LLC(2)	20,114,311	65.61%	15,412,124	55.86%
1600 Wynkoop
Suite 300
Denver, CO 80202
Imation Corp.(7)	4,123,100	20.94%	1,686,811	6.11%
1 Imation Place
Oakdale, MN 55128
Crestview Capital Master, LLC(8)	1,563,438	8.38%	157,328	*
Northbrook, IL 60062
Juan A. Rodriguez(3)	862,135	4.77%	49,595	*
Tom W. Ward(3)(5)	5,633,805	25.55%	2,472,055	8.96%
Leonard W. Busse(3)	79,683	*	21,313	*
John R. Garrett(3)	75,355	*	19,835	*
A. Laurence Jones(3)	103,924	*	27,054	*
Stephanie Smeltzer McCoy(3)	93,217	*	36,347	*
Thomas E. Pardun(3)	85,153	*	23,283	*
G. Jackson Tankersley, Jr.(3)(4)	20,549,513	66.26%	15,490,788	56.15%
Carroll A. Wallace(3)	642,684	3.59%	11,784	*
Executive Officers and Directors as a group (9 persons)(6)	28,106,909	79.53%	18,152,052	65.79%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and by Schedules 13D and 13G, if any, filed with the SEC. Subject to footnotes below and community property laws, where applicable, each of the stockholders named has sole power to vote and dispose of the shares indicated as beneficially owned. As required by Rule 13d-3(d), each of the names indicated in the table are deemed to be the beneficial owner of shares that the person has the right to acquire beneficial ownership of within 60 days of September 1, 2006.

Applicable percentages are based on 17,250,112 shares outstanding on September 1, 2006, adjusted as required by Rule 13d-3(d)(1).

(2)	This information is based on a Schedule 13D, dated November 1, 2005, filed with the SEC and subsequent information separately provided by Meritage Private Equity Fund, L.P. (“Meritage Fund”), private equity investment fund, and Meritage Investment Partners, LLC (“Meritage Investment”), a manager of private equity investment funds and the sole general partner of Meritage Fund.

Includes shares directly beneficially owned by Meritage Fund as follows: 5,883,743 shares of common stock, 7,630,859 shares of Series AA preferred stock (as-converted), 1,948,333 shares related to the conversion of 10% Convertible Subordinated Notes Payable and 2,174,334 shares of common stock issuable upon the exercise of warrants.

Also includes shares owned indirectly beneficially by Meritage Investment through two other funds in which it is the sole general partner as follows: 825,303 shares of common stock, 1,072,219 shares of Series AA preferred stock (as-converted), 273,889 shares related to the conversion of 10% Convertible Subordinated Notes Payable and 305,631 shares of common

Proxy Statement

stock issuable upon the exercise of warrants.

Meritage Fund is shown to have sole voting and dispositive power over 17,637,269 shares, representing 60.81% of the common stock. Meritage Investment is shown to have sole voting and dispositive power over all of the shares.

(3)	Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of September 1, 2006, as follows: Mr. Rodriguez, 812,540 shares; Mr. Ward, 3,161,750 shares; Mr. Busse, 58,370 shares; Mr. Garrett, 55,520; Mr. Jones, 76,870 shares; Ms. McCoy, 56,870 shares; Mr. Pardun, 61,870 shares; Mr. Tankersley, 57,870 shares; and Mr. Wallace, 630,900 shares.

(4)	Includes the shares listed for Meritage Investment Partners LLC under footnote 2, as to which Mr. Tankersley has voting and dispositive power by virtue of being a managing member of Meritage Investment Partners, LLC. Mr. Tankersley disclaims beneficial ownership of such shares. Also includes the following shares held by the following entities: Millennial Holdings LLC, 24,415 shares of common stock; 156,236 shares of Series AA preferred stock (as-converted) and 8,436 shares of common stock issuable upon the exercise of warrants; The Millennial Fund, 8,936 shares of common stock; 56,290 shares of Series AA preferred stock (as-converted) and 3,039 shares of common stock issuable upon the exercise of warrants; and Tankersley Family Limited Partnership, 11,849 shares of common stock, 70,842 shares of Series AA preferred stock (as-converted) and 3,825 shares of common stock issuable upon the exercise of warrants. Mr. Tankersley is the managing member of Millennial Holdings LLC and sole general partner of Tankersley Family Limited Partnership and may be deemed to posses voting and dispositive power over shares held by such entities. Mr. Tankersley disclaims beneficial ownership of all such shares. The Millennial Fund is not a separate legal entity and Mr. Tankersley is the direct beneficial owner of all shares held in that name.

(5)	Includes 1,636,509 shares of Series AA preferred stock owned directly by Mr. Ward.

(6)	Includes shares described in the notes above, as applicable.

(7)	Includes shares directly beneficially owned by Imation Corp. as follows: 1,686,811 shares of common stock, 1,599,895 shares of Series AA preferred stock (as-converted) and 836,394 shares of common stock issuable upon the exercise of warrants.

(8)	Includes shares directly beneficially owned by Crestview Capital Master, LLC as follows: 157,328 shares of common stock, 833,333 shares of Series AA preferred stock (as-converted), 277,777 shares related to the conversion of 10% Convertible Subordinated Notes Payable and 295,000 shares of common stock issuable upon the exercise of warrants.

(9)	Total voting power consists of votes of common stock actually outstanding as of September 1, 2006 and common stock issued upon conversion of Series AA preferred stock owned by the Meritage Entities and Mr. Ward pursuant to the Voting Agreement described in this proxy statement. Other holders may convert Series AA preferred stock into shares of common stock between September 1, 2006 and the record date, which conversion would change the percentage of votes at the meeting represented in this column.

(10)	Includes only outstanding common stock owned by the named persons or group as of September 1, 2006 and common stock issuable upon conversion of Series AA preferred Stock owned by the Meritage Entities and Mr. Ward. The Voting Agreement requires the Meritage Entities and Mr. Ward to convert their shares of Series AA preferred stock into common stock prior to the record date.
OTHER MATTERS
     The Board knows of no other proposals that will be presented for consideration at the Special Meeting. The proxy holders intend to vote on any other proposals that are properly brought before the Special Meeting in accordance with their best judgment.
By Order of the Board of Directors
Carroll Wallace
Corporate Secretary
[                    , 2006]

Proxy Statement

Annex 1
EXABYTE CORPORATION
[Preliminary]
☒ Please mark votes as in this example.
The Board RECOMMENDS A VOTE FOR Proposals 1, 2 and 3. Unless a contrary direction is indicated, this proxy will be voted FOR Proposals 1, 2 and 3 as more specifically described in the accompanying Proxy Statement. If specific instructions are indicated, this proxy will be voted in accordance with those instructions.

1. To approve the sale of substantially all of Exabyte’s assets to Tandberg Data Corp. pursuant to the Asset Purchase Agreement dated August 29, 2006.

FOR	AGAINST ABSTAIN
☐	☐	☐
3. To approve a proposal to amend our Certificate of Incorporation to change our corporate name to “_____” contingent on the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement.

FOR	AGAINST ABSTAIN
☐	☐	☐
Signature:                                                  Date:
2. To approve the dissolution of Exabyte contingent on the sale of substantially all of Exabyte’s assets pursuant to the Asset Purchase Agreement.

FOR	AGAINST ABSTAIN
☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as your name appears on this card. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorney-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Signature:                                                  Date:

Annex 1 — Preliminary Vote Card

PROXY
EXABYTE CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___, 2006.
     The undersigned hereby appoints Tom W. Ward and Carroll A. Wallace, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exabyte Corporation (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 2108 — 55th Street Boulder, Colorado 80301 on ___, ___, 2006 at 9 a.m. Mountain Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED ON REVERSE SIDE	SEE REVERSE SIDE
Annex 1 — Preliminary Vote Card

Appendix A
ASSET PURCHASE AGREEMENT
among
TANDBERG DATA CORP.,
TANDBERG DATA ASA
and
EXABYTE CORPORATION
Dated as of August 29, 2006

	Article I DEFINITIONS	2

1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	7
1.3	Other Definitional and Interpretive Matters	9

	Article II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	9

2.1	Purchase and Sale of Assets	9
2.2	Excluded Assets	11
2.3	Assumption of Liabilities	11
2.4	Excluded Liabilities	12
2.5	Further Conveyances and Assumptions; Consent of Third Parties	12
2.6	Purchase Price Allocation	13
2.7	Receivables	13
2.8	Senior Management Retention Plan Escrow	13

	Article III CONSIDERATION	13

3.1	Consideration	13
3.2	Payment of Purchase Price	14

	Article IV CLOSING AND TERMINATION	14

4.1	Closing Date	14
4.2	Termination of Agreement	14
4.3	Extension of Termination Date	15
4.4	Procedure upon Termination	15
4.5	Effect of Termination	16

	Article V REPRESENTATIONS AND WARRANTIES OF SELLER	16

5.1	Corporate Organization; Foreign Qualification	16
5.2	Corporate Authorization	17
5.3	Noncontravention; Approvals and Consents	17
5.4	Financial Statements	18
5.5	No Undisclosed Liabilities	18
5.6	Title to Purchased Assets; Sufficiency	18
Appendix A — asset Purchase Agreement

(continued)
Page

5.7	Absence of Certain Changes	18
5.8	Taxes	20
5.9	Real Property	21
5.10	Accounts Payable and Inventory	22
5.11	Intellectual Property	22
5.12	Material Contracts.	24
5.13	Employee Benefits.	25
5.14	Labor Matters	27
5.15	Litigation	28
5.16	Compliance with Laws; Permits	28
5.17	Environmental Matters	28
5.18	Insurance	29
5.19	Accounts Receivable	29
5.20	Personnel	29
5.21	Affiliate Transactions	30
5.22	Major Suppliers and Customers	30
5.23	Minute Books	30
5.24	Brokers and Finders; Opinion of Financial Advisor	30
5.25	Subsidiaries	30
5.26	SEC Documents	31
5.27	Takeover Law	31

	Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT	31

6.1	Corporate Organization; Foreign Qualification	31
6.2	Corporate Authorization	31
6.3	Certain Legal Proceedings	32
6.4	Noncontravention; Approvals and Consents	32
6.5	Sufficient Funds	32
6.6	Brokers and Finders	32

	Article VII COVENANTS	32

7.1	Seller Interim Operations	32
7.2	Taxes	34
7.3	SEC Reports	34
7.4	Acquisition Proposals; Board Recommendation	34
7.5	Efforts and Assistance	36
7.6	Preservation of Records	36
7.7	Public Announcements	36
Appendix A — asset Purchase Agreement

7.8	Access to Information; Notification of Certain Matters	37
7.9	Further Assurances	38
7.10	Disposition of Litigation	38
7.11	Confidentiality Agreement	38
7.12	Stockholder Meeting; Proxy Statement	38
7.13	Use of Names	39
7.14	Non-Competition	39
7.15	Letter of Credit	39

	Article VIII EMPLOYEES AND EMPLOYEE BENEFITS	39

8.1	Employment	39
8.2	Standard Procedure	40
8.3	Employee Benefits	40

	Article IX CONDITIONS TO CLOSING	40

9.1	Conditions to the Obligations of Each Party	40
9.2	Conditions to the Obligations of Purchaser	41
9.3	Conditions to the Obligations of Seller	41

	Article X TAXES	42

10.1	Transfer Taxes	42
10.2	Cooperation on Tax Matters	42

	Article XI MISCELLANEOUS	42

11.1	Fees and Expenses	42
11.2	Jurisdiction	42
11.3	Amendments; No Waivers	43
11.4	Governing Law	43
11.5	Notices	43
11.6	Severability	44
11.7	Successors and Assigns	44
11.8	Non-Recourse	44
11.9	Guarantee of Purchaser Obligations	44
11.10	Survival	45
11.11	Third Party Beneficiaries	45
11.12	Enforcement of Agreement	45
11.13	Entire Agreement	45
11.14	Authorship	45
11.15	Counterparts; Effectiveness	45
Appendix A — asset Purchase Agreement

Exhibits
A – Bill of Sale
B – Assumption Agreement
C – Power of Attorney

Schedule	Name

Schedule 1.1	Excluded Contracts
Schedule 5.1	Corporate Organization; Foreign Qualification
Schedule 5.3	Noncontravention; Approvals and Consents
Schedule 5.5	No Undisclosed Liabilities
Schedule 5.7	Absence of Certain Changes
Schedule 5.8	Taxes
Schedule 5.9	Real Property
Schedule 5.10	Accounts Payable and Inventory
Schedule 5.11	Intellectual Property
Schedule 5.12	Material Contracts
Schedule 5.13	Employee Benefits
Schedule 5.14	Labor Matters
Schedule 5.15	Litigation
Schedule 5.16	Compliance with Laws; Permits
Schedule 5.17	Environmental Matters
Schedule 5.18	Insurance
Schedule 5.19	Accounts Receivable
Schedule 5.20	Personnel
Schedule 5.21	Affiliate Transactions
Schedule 5.22	Major Suppliers and Customers
Schedule 5.24	Brokers and Finders
Schedule 5.25	Subsidiaries
Schedule 5.26	SEC Documents
Schedule 7.1	Seller Interim Operations
Schedule 8.3	Employee Benefits
Appendix A — asset Purchase Agreement

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of August 29, 2006, among Tandberg Data Corp., a Delaware corporation (“Purchaser”), Exabyte Corporation, a Delaware corporation (“Seller”), and, solely for purposes of Article VI and Section 11.9, Tandberg Data ASA, a company organized under the laws of Norway (“Parent”).
PRELIMINARY STATEMENTS:
     A. Seller and the Subsidiaries presently conduct the Business;
     B. Seller desires to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates the Purchased Assets, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire the Purchased Assets and assume from Seller the Assumed Liabilities, all as more specifically provided herein;
     C. As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and Hitachi, Ltd. (“Hitachi”) have entered into a Second Amendment to Memorandum of Understanding dated August 29, 2006 pursuant to which, among other things, (i) the repayment obligations of Seller with respect to that certain note payable previously issued to Hitachi will be restructured, (ii) Hitachi shall waive any existing default by Seller under such note, (iii) Hitachi consents to the assignment and assumption by Purchaser, effective as of the Closing, of Seller’s obligations under such note, and (iv) Hitachi consents to the assignment and assumption by Purchaser, effective as of the Closing, of Seller’s obligations under certain material agreements which Seller and Hitachi are currently party to (the “Hitachi Agreement”);
     D. As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and Imation Corp. (“Imation”) have entered into a Note Restructuring Agreement dated August 29, 2006 pursuant to which, among other things, (i) the repayment obligations of Seller with respect to the two notes payable previously issued to Imation will be restructured, (ii) Imation shall waive any existing default by Seller under such notes, (iii) Purchaser shall assume, effective as the Closing, Seller’s obligations under such notes, (iv) the indebtedness under such notes and liens securing such notes and Seller’s obligations under the MDA shall be subordinated to the indebtedness and liens under Parent’s senior secured bond issues, and (v) Imation consents to the assignment and assumption by Purchaser, effective as of the Closing, of Seller’s obligations under the MDA (the “Imation Agreement”);
     E. As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and Solectron Corp. (“Solectron”) have entered into the Amendment No.1 to Debt Restructuring Agreement dated August 21, 2006, as amended August 29, 2006, pursuant to which, among other things, (i) the repayment obligations of Seller with respect to that certain note payable previously issued to Solectron will be restructured and (ii) Solectron shall waive any existing default by Seller under such note (the “Solectron Agreement”);
          F. As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and certain holders (the “Noteholders”) of the 10% Convertible Subordinated Notes due September 30, 2010 (the “Convertible Notes”) of Seller, have entered into Restructuring Agreements dated August 9, 2006, as amended August 29, 2006, pursuant to which, among other things, (i) the repayment obligations of Seller with respect to the Convertible Notes held by the Noteholders will be restructured, (ii) the Noteholders shall waive any existing default by Seller under such Convertible Notes, (iii) all liens securing the Convertible Notes and any related obligations shall be released effective as of the Closing, and (iv) the Noteholders shall consent to the transactions contemplated under this Agreement (the “Restructuring Agreements” and, together with the Hitachi Agreement, the Imation Agreement and the Solectron Agreement, the “Seller Restructuring Agreements”);
     G. As a condition to, and concurrently with, the execution and delivery of this Agreement, Purchaser, Imation, Carroll A. Wallace, Tom W. Ward, Juan A. Rodriguez, Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., Crestview Capital Master, LLC, Enable Growth Partners, L.P., Gruber and McBaine International, Jon D. and Linda W. Gruber Trust, Lagunitas Partners L.P., Islandia, L.P. and Midsummer Investment, Ltd., have entered into a Voting Agreement dated August 29, 2006 pursuant to which, among other things, such Persons will agree to vote all Common Shares held by such Persons in favor of the

Appendix A — Asset Purchase Agreement

authorization and approval of this Agreement and the consummation of the transactions contemplated thereby (the “Voting Agreement”); and
     H. The board of directors of Seller has approved this Agreement and determined that the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement are advisable and in the best interests of Seller.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Acquisition Proposal” means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Purchaser or its Affiliates) for, or any indication of interest in: (i) a transaction pursuant to which a Third Party acquires or would acquire Beneficial Ownership of more than 50% of the outstanding voting power of Seller, whether from Seller or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction that would result in a Third Party acquiring more than 15% of the fair market value of the assets of Seller; (iii) any transaction that would result in a Third Party acquiring more than 15% of the fair market value of the assets of Seller, immediately prior to such transaction; or (iv) any combination of the foregoing.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Ancillary Agreements” means the Seller Restructuring Agreements and the Voting Agreement.
     “Beneficial Ownership” shall have the meaning provided therefor under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such section.
     “Business” means the business of Seller and the Subsidiaries as currently conducted or as currently contemplated to be conducted.
     “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Shares” means the shares of Seller’s common stock, par value $0.001 per share.
     “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.
     “Credit Agreement” means that certain Credit and Security Agreement, dated as of March 9, 2005, by and between the Seller and Wells Fargo Bank, National Association, as successor to Wells Fargo Business Credit, Inc., as amended through the date of this Agreement (“Wells Fargo”).
     “DGCL” means the Delaware General Corporation Law, as amended.

Appendix A — Purchase Agreement

     “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
          “Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Seller or the Subsidiaries in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.
          “Employee Benefit Plan” means (i) any “employee benefit plan,” as defined in section 3(3) of ERISA, (ii) any other plan, program, policy or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefor now in effect or required) providing for retirement, bonuses or other incentive compensation, profit-sharing, stock option, stock purchase, restricted stock, stock unit, other stock related rights, deferred compensation, vacation, health or medical benefits, life insurance, disability benefits, cafeteria (section 125), workers’ compensation, supplemental unemployment benefits, severance benefits, salary continuation, leave of absence or other fringe benefits, or (iii) any employment, consulting, termination, retention, severance, or change of control or similar agreement or arrangement.
          “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
     “Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
          “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
     “Equity Interest” means with respect to any Person:
     (i) any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person);
     (ii) securities of such Person convertible into or exchangeable for any such shares, interests, participations, rights in, or other equivalents described in clause (i) above; and
     (iii) options, warrants or other rights to acquire from such Person, or obligations of such Person to issue, any shares, interests, participations, rights in, or other equivalents described in clause (i) above or securities described in

Appendix A — Purchase Agreement

clause (ii) above, or requiring payments based on the value of any such shares, interests, participations, rights in, or other equivalents described in clause (i) above.
     “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Contracts” means the Contracts set forth on Schedule 1.1.
     “Excluded Rights and Software” means (a) any rights included in the Purchased Intellectual Property and/or Purchased Technology for which a license to use is merely implied by the sale of a product; and (b) any Software included in the Purchased Intellectual Property and/or Purchased Technology: (i) licensed to Seller or any of its Subsidiaries under “shrink wrap,” “click-through” or similar end-user licenses and/or (ii) consisting of “off-the-shelf” Software licensed through commercial distributors or in consumer retail venues for less than a total aggregate cost of $25,000. For purposes of clarification, with respect to subclause (ii) of the preceding sentence, (a) if the cost of off-the-shelf Software “A” plus all related licenses for Software “A” is $13,000, and the cost of off-the-self Software “B” plus all related licenses for Software “B” is $13,000, Software “A” and “B” both shall be deemed included in Excluded Rights and Software and (b) if the cost of ten (10) seats or users of off-the-shelf Software “C” plus all related licenses for Software “C” is $2,600 per seat or user, Software “C” shall not be deemed included in Excluded Rights and Software.
     “Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller or the Subsidiaries in connection with the Business but who are no longer so employed or engaged on the date hereof.
     “Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller and the Subsidiaries in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
     “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
     “Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
     “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.
     “Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (v) all confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

Appendix A — Purchase Agreement

          “Intellectual Property Licenses” means: (i) any grant by Seller or any of its Subsidiaries to another Person of any license, sublicense, right, permission, consent or non-assertion affecting or under any Purchased Intellectual Property and/or Purchased Technology; and (ii) any grant by a Third Party to Seller or any of its Subsidiaries of any license, sublicense, right, permission, consent or non-assertion affecting or under any Intellectual Property and/or Technology.
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
     “Knowledge of Seller” means the actual knowledge of each of Carroll A. Wallace and Tom W. Ward after due inquiry of each of their respective direct reports.
     “Knowledge of Purchaser” means the actual knowledge of each of Gudmundur Einarsson and Live Aker.
     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Entity.
     “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
     “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
     “Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Seller or (b) the ability of the Seller to perform its obligations under this Agreement, the Seller Documents, or the transactions contemplated hereby or thereby in a timely manner, other than as a result of: (i) changes adversely affecting the United States economy (so long as Seller is not disproportionately affected thereby); (ii) changes adversely affecting the industry in which Seller operates (so long as Seller is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) the failure to meet analyst projections, in and of itself; (v) changes in Laws; (vi) changes in accounting principles; (vii) acts of war or terrorism; (viii) claims asserted by Seller’s creditors and any resulting litigation; or (ix) the continued incurrence of operating losses by the Company.
     “MDA” means that certain Media Distribution Agreement, dated as of November 7, 2003, as amended, by and between Seller and Imation.
          “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
     “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller and the Subsidiaries, through the date hereof consistent with past practice.
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.
     “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established

Appendix A — Purchase Agreement

therefor in the financial statements in accordance with GAAP; (iii) materialmens’, mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Real Property so encumbered and that are not resulting from a breach, default or violation by Seller or any of the Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated; (v) statutory Liens of landlords; and (vi) liens securing the obligations under the MDA and the Imation Agreement.
     “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
     “Purchaser Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that has a material adverse effect on the ability of Purchaser or Parent to perform their obligations under this Agreement, the Purchaser Documents, or the transactions contemplated hereby or thereby in a timely manner.
     “Purchased Contracts” means all Contracts of Seller, other than the Excluded Contracts.
     “Purchased Intellectual Property” means all Intellectual Property owned or held for use by Seller related to or used in connection with the Business of Seller.
     “Purchased Technology” means all Technology owned or held for use by Seller related to or used in connection with the Business of Seller.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
     “Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.
     “Representatives” means the officers, directors, employees, attorneys, accountants, advisors, representatives and agents of a Person.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SEC” means the United States Securities and Exchange Commission.
     “Senior Management Retention Plan” means that certain Exabyte Corporation Senior Management Retention Plan, dated as of August 28, 2006, or in such other form acceptable to Purchaser.
     “Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.
     “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.
     “Superior Proposal” means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the board of directors or independent committee of the board of directors, as applicable, of Seller determines in good faith, after consultation with its outside legal counsel and financial advisors: (i) provides consideration to the stockholders of Seller with a value that exceeds the value of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Purchaser); (ii) would result in a transaction, if consummated, that would be more favorable to the stockholders of Seller (taking into account all facts

Appendix A — Purchase Agreement

and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby; (iii) is reasonably capable of being consummated in a timely manner (taking into account all regulatory and other relevant considerations); and (iv) is made by a Person or group of Persons who have provided Seller with reasonable evidence that such Person or group of Persons has or will have sufficient funds to complete such Acquisition Proposal and, to the extent financing is required, any required financing has been committed, as of the date of such determination by the board of directors of Seller, at least to the same extent as Purchaser’s financing as of the date hereof.
     “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
     “Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.
     “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.
     “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with any of the foregoing.
     “Third Party” means any Person (or group of Persons) other than Purchaser, Seller or any of their Affiliates.
     “Third Party Acquisition” means the consummation by a Third Party of any transaction or series of transactions described in clauses (i) through (iv) of the definition of “Acquisition Proposal”.
     “Transaction Fees” means (i) the fees and expenses of third party accountants, attorneys (including Holland & Hart LLP and Ballard Spahr Andrews & Ingersoll, LLP) and financial advisors (including St. Charles Capital) incurred by Seller with respect to the sale of the Seller, this Agreement, the due diligence performed with respect thereto and the transactions contemplated by this Agreement and (ii) the premium and related costs of a three-year tail policy for the Seller’s officers and directors’ insurance policy to be purchased for the benefit of Seller’s officers and directors.
          1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Introductory Paragraph
Asset Acquisition Statement	2.6
Assumed Liabilities	2.3
Balance Sheet Date	5.5
Closing	4.1
Closing Date	4.1

Appendix A — Purchase Agreement

Term	Section
Trade Secrets	1.1 (in Intellectual Property definition)
Confidentiality Agreement	7.11
Convertible Notes	Preliminary Statements
Copyrights	1.1 (in Intellectual Property definition)
Daisytek Agreement	2.2(i)
Default	5.12(c)
ERISA Affiliate	5.13(c)
Excluded Assets	2.2
Excluded Employee	8.1(b)
Excluded Liabilities	2.4
Expense Reimbursement	4.5(b)
FIRPTA Affidavit	9.2(e)
Foreign Plan	5.13(k)
Hitachi	Preliminary Statements
Hitachi Agreement	Preliminary Statements
Imation	Preliminary Statements
Imation Agreement	Preliminary Statements
Insurance Policies	5.18
Letter of Credit	7.15
Major Customers	5.22
Major Suppliers	5.22
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Nonassignable Assets	2.5(c)
Noteholders	Preliminary Statements
Parent	Introductory Paragraph
Patents	1.1 (in Intellectual Property definition)
Proxy Statement	7.12(b)
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser 401(k) Plan	8.3(d)
Purchaser Documents	6.2
Purchaser Plans	8.3(a)
Real Property	5.9
Restricted Business	7.14(a)
Restructuring Agreements	Preliminary Statements
Revised Statements	2.6
Sarbanes-Oxley Act	5.26(a)
SEC Documents	5.26(a)
Seller	Introductory Paragraph
Seller 401(k) Plan	8.3(d)
Seller Balance Sheet	5.5
Seller Bylaws	5.1
Seller Charter	5.1
Seller Documents	5.2
Seller Employee Plans	5.13(a)
Seller Marks	7.13
Seller Registered Intellectual Property	5.11(a)
Seller Recommendation	7.4(d)
Seller Restructuring Agreements	Preliminary Statements
Seller Software	5.11(g)
Solectron	Preliminary Statements
Solectron Agreement	Preliminary Statements
Stockholder Approval	5.2

Appendix A — Purchase Agreement

Term	Section
Stockholder Meeting	7.12(a)
Termination Date	4.2(a)
Termination Fee	4.5(c)
Total Consideration	3.1
Transfer Taxes	10.1
Transferred Employees	8.1(a)
Voting Agreement	Preliminary Statements
Wells Fargo	1.1 (in Credit Agreement definition)
     1.3 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
     Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever

Appendix A — Purchase Agreement

situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets:
          (a) all cash and accounts receivable of Seller (other than cash received by Seller as the Purchase Price);
          (b) all inventory used or intended to be used primarily in connection with the Business;
          (c) all tangible personal property intended to be used primarily in connection with the Business, including Furniture and Equipment, other than such tangible personal property which is an Excluded Asset;
          (d) all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller;
          (e) all rights of Seller under each Real Property, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
          (f) the Purchased Intellectual Property and the Purchased Technology, including the Seller Marks;
          (g) all rights of Seller under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;
          (h) all Documents in the possession or control of Seller that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above, but excluding personnel files for Excluded Employees;
          (i) all Permits, including Environmental Permits, used by Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;
          (j) all supplies owned by Seller and used in connection with the Business;
          (k) all rights of Seller under non-disclosure or confidentiality, non-compete, non-solicitation or assignment of invention agreements with Former Employees, Employees and agents of Seller or with Third Parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);
          (l) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any Purchased Assets;
          (m) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;
          (n) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and
          (o) all of the outstanding shares of capital stock or equity interests of each Subsidiary.

Appendix A — Asset Purchase Agreement

     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
          (a) the Excluded Contracts;
          (b) all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;
          (c) all cash consisting of the Purchase Price;
          (d) rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof relating to the Excluded Liabilities;
          (e) all insurance policies of Seller and rights thereunder, other than coverage for claims that correlate to Assumed Liabilities;
          (f) copies of all personnel records and other records Seller is required by law to retain in its possession;
          (g) all rights of Seller under this Agreement and the Ancillary Agreements;
          (h) any Tax attributes, credits, reimbursements or similar items of Seller, other than those related to Tax Liabilities assumed by Purchaser hereunder; and
          (i) all rights of Seller under the Compromise and Settlement Agreement between Seller and D.I.C. Creditors’ Trust and J. Gregg Pritchard, dated August 16, 2005 (“Daisytek Agreement”).
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following liabilities of Seller (collectively, the “Assumed Liabilities”):
          (a) all Liabilities of Seller under the Purchased Contracts;
          (b) all accounts payable of Seller (including amounts payable to third party accountants and attorneys (including Holland & Hart LLP and Ballard Spahr Andrews & Ingersoll, LLP) that are not otherwise included in Transaction Fees) other than any Excluded Liabilities;
          (c) all accrued expenses of Seller (including accrued Taxes), other than any Excluded Liabilities;
          (d) all Liabilities of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided on behalf of Seller or to the extent affecting any Purchased Assets;
          (e) all Liabilities of Seller in respect of any products sold and/or services performed by Seller;
          (f) all Liabilities of Seller in respect of any pending Legal Proceeding identified on Schedule 5.15;
          (g) the notes payable issued to Imation and restructured pursuant to the Imation Agreement;

Appendix A — Asset Purchase Agreement

          (h) the note payable issued to Hitachi and restructured pursuant to the Hitachi Agreement; and
          (i) all amounts payable under the Senior Management Retention Plan.
     2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities, all of which shall remain obligations of Seller. “Excluded Liabilities” shall mean the following Liabilities:
          (a) all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Seller of (A) the Real Property (or any condition thereon) on or prior to the Closing Date (including (x) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (y) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller prior to and through the Closing Date;
          (b) all Liabilities arising out of, under or in connection with Excluded Contracts;
          (c) all Liabilities in respect of any pending or threatened Legal Proceeding relating to any Excluded Asset, or any claim arising out of, relating to or otherwise in respect of any Excluded Asset;
          (d) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, or (iii) any U.S. Employee Benefit Plan;
          (e) Taxes of Seller, other than (A) Transfer Taxes and (B) accrued Taxes;
          (f) Transaction Expenses; and
          (g) Accruals in respect of director fees (other than a quarterly retainer not to exceed $35,000 in the aggregate) and management bonuses (other than the Senior Management Retention Plan).
Except as otherwise provided herein, Purchaser will not assume or be liable for any other Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date or any other Liabilities of Seller other than the Assumed Liabilities.
     2.5 Further Conveyances and Assumptions; Consent of Third Parties.
          (a) From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.
          (b) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

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          (c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Third Party or a Governmental Entity or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.
     2.6 Purchase Price Allocation. Not later than sixty days after the Closing Date, Purchaser shall prepare and deliver to Seller a copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Total Consideration among the Purchased Assets. Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Total Consideration paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation, unless otherwise required by Law.
     2.7 Receivables. Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If Seller receives payment in respect of accounts receivable that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser.
     2.8 Senior Management Retention Plan Escrow. At Closing, Purchaser shall deposit in escrow the amounts to be distributed under the Senior Management Retention Plan pursuant to the terms of an escrow agreement, the form of which shall be mutually agreed upon between the parties.
ARTICLE III
CONSIDERATION
     3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to the Purchase Price and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”). The “Purchase Price” shall consist of the following:
          (a) the amount of Transaction Fees payable at Closing (provided that the aggregate Transaction Fees shall not exceed $1,200,000);
          (b) the amount of principal, accrued interest and termination fee, if any, under the Credit Agreement;
          (c) the amount of repayment obligations under the Restructuring Agreements;

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          (d) the amount payable at Closing under the Solectron Agreement;
          (e) the amount payable at Closing under the Imation Agreement;
          (f) the amount payable at Closing under the Hitachi Agreement; and
          (g) $100,000.
Notwithstanding the foregoing, on behalf of Seller, Purchaser may effect the direct payment of the applicable portions of the Purchase Price to the entitled recipients, as contemplated above, by wire transfer of immediately available funds into accounts designated by such recipients.
     3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price to Seller (or the recipients set forth in Section 3.1), which shall be paid by wire transfer of immediately available funds into accounts designated by Seller (or the recipients set forth in Section 3.1) in writing not fewer than three Business Days prior to the Closing Date.
ARTICLE IV
CLOSING AND TERMINATION
     4.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 200 Crescent Court, Suite 300, Dallas, Texas (or at such other place as the parties may designate in writing) at 10:00 a.m. (Dallas, Texas time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.
     4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing Date as follows, whether before or after Stockholder Approval shall have been obtained:
          (a) at the election of Seller or Purchaser on or after December 31, 2006 or such later date established pursuant to Section 4.3 (such date, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; and provided further, that the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;
          (b) by mutual written consent of Seller and Purchaser, in each case duly authorized by their respective boards of directors;
          (c) by written notice from Purchaser to Seller that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or would reasonably be expected to have a Material Adverse Effect, other than as a result, directly or indirectly, of any action or failure to act by Purchaser or its Affiliates;
          (d) by Purchaser or Seller, if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

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          (e) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Seller of notice of such breach from Purchaser;
          (f) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Purchaser of notice of such breach from Seller;
          (g) by Purchaser or Seller, if at the Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Stockholder Approval shall not have been obtained;
          (h) by Purchaser: (i) if Seller shall have breached any of its obligations under Section 7.4 such that it materially adversely affects the protections intended to be afforded to Purchaser under such provision; (ii) if the board of directors of Seller shall (A) amend, withdraw, modify, change, condition or qualify the Seller Recommendation in a manner adverse to Purchaser (or shall fail to reaffirm the Seller Recommendation upon the request of Purchaser), (B) approve or recommend to the stockholders of Seller an Acquisition Proposal (other than by Purchaser or its Affiliates), (C) approve or recommend that the stockholders of Seller tender their stock in Seller in any tender or exchange offer that is an Acquisition Proposal (other than by Purchaser or its Affiliates), or (D) approve a resolution or agree to do any of the foregoing; or (iii) any Person or group (other than Purchaser or its Affiliates) acquires Beneficial Ownership of a majority of the outstanding stock of Seller, or if any other Third Party Acquisition shall have occurred;
          (i) by Seller, if and only if simultaneously with such termination, (i) Seller enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied in all material respects with, the terms of Section 7.4, including the notice provisions therein and the obligation to negotiate with Purchaser in good faith, and (ii) Seller shall have paid Purchaser the Termination Fee in accordance with Section 4.5; or
          (j) by written notice from Seller to Purchaser that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or would reasonably be expected to have a Purchaser Material Adverse Effect, other than as a result, directly or indirectly, of any action or failure to act by Seller or its Affiliates.
     4.3 Extension of Termination Date. Notwithstanding the foregoing, either Purchaser or Seller shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed 60 days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the Stockholder Meeting has not yet been held as a result of the time required to complete the SEC review process related to the Proxy Statement; provided that the right to extend the Termination Date pursuant to this Section 4.3 shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date.
     4.4 Procedure upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, provided that no such termination by Seller shall be effective unless and until Seller shall have paid the Termination Fee required to be paid by it pursuant to Section 4.5, if applicable.

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     4.5 Effect of Termination.
          (a) In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 4.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Seller or Purchaser or their respective Affiliates except (i) with respect to Section 7.7, Section 7.11, this Section 4.5 and Article XI and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
          (b) If this Agreement is terminated pursuant to Section 4.2(e), Seller shall pay to Purchaser an amount up to $750,000 (the “Expense Reimbursement”) to reimburse Purchaser for all reasonable out-of-pocket expenses and fees incurred by it in connection with this Agreement, the Purchaser Documents and the transactions contemplated hereby and thereby.
          (c) Notwithstanding any other provision of this Agreement, if:
          (i) this Agreement is terminated pursuant to Section 4.2(h) or Section 4.2(i); or
          (ii) this Agreement is terminated pursuant to Section 4.2(a) (provided that the reason for the Closing not having previously occurred shall not be the failure to satisfy the conditions set forth in Section 9.3(a) through no fault of Seller), Section 4.2(e) or Section 4.2(g) and within 12 months following such termination Seller enters into a definitive agreement with respect to an Acquisition Proposal or any Third Party Acquisition occurs;
then Seller shall pay to Purchaser a fee of $2,000,000 less any Expense Reimbursement previously provided (the “Termination Fee”).
          (d) Payment of any Expense Reimbursement or Termination Fee pursuant to this Section 4.5 shall be promptly made (and in no event later than two Business Days after the occurrence of the event giving rise to such payment obligation) by wire transfer of immediately available funds to an account designated by Purchaser; provided, however, that if this Agreement is terminated pursuant to Section 4.2(i), the Termination Fee shall be paid simultaneously with such termination.
          (e) Seller acknowledges that the agreements contained in this Section 4.5 are an integral part of the transaction contemplated by this Agreement, and that Purchaser would not have entered into this Agreement without such agreements; accordingly, if Seller fails to promptly pay any amounts due pursuant to this Section 4.5 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Seller for such amounts, Seller shall pay to Purchaser its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the such amounts due pursuant to this Section 4.5 from the date of the event giving rise to such payment obligations at the prime rate of JPMorgan Chase Bank in effect as of such date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
  Seller hereby represents and warrants to Purchaser that:
     5.1 Corporate Organization; Foreign Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 5.1, which includes each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary. Seller has made available to Purchaser true, complete and correct copies of (i) the Restated Certificate of Incorporation (including any related certificate of designation of preferences, rights and limitations with respect to any authorized shares of Seller’s preferred stock) and the Bylaws of Seller, each as in effect as of the date hereof (respectively, the “Seller Charter” and “Seller Bylaws”) and (ii) corporate minute books

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of Seller in respect of meetings of the board of directors of Seller or any committees thereof from January 2002 through the date hereof. The minute books of Seller reflect all action taken and authorizations made that are required to be reflected therein.
     5.2 Corporate Authorization. Subject to the authorization and approval of this Agreement, and the consummation of the transactions contemplated hereby, by the vote of the holders of a majority of the issued and outstanding Common Shares (“Stockholder Approval”), Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and Seller and each of the Subsidiaries, respectively, has all the requisite power, authority and legal capacity to execute and deliver the Ancillary Agreements to which it is a party and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller or the Subsidiaries in connection with the transactions contemplated by this Agreement (collectively, the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller and each of the Subsidiaries and no other corporate proceedings on the part of Seller or any Subsidiary are necessary to authorize or consummate this Agreement or any Seller Document, or the other transactions contemplated hereby or thereby, except for the Stockholder Approval. On or prior to the date hereof, Seller’s board of directors has (i) determined that this Agreement, the Seller Documents and the transactions contemplated hereby and thereby, are fair to and in the best interests of Seller and the stockholders of Seller, (ii) adopted resolutions approving this Agreement, the Seller Documents and the transactions contemplated hereby and thereby, and (iii) adopted resolutions declaring this Agreement advisable and recommending to the stockholders of Seller that they vote in favor of adopting and approving this Agreement. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.
     5.3 Noncontravention; Approvals and Consents.
          (a) Except as set forth in Schedule 5.3(a), the execution, delivery and performance by Seller of this Agreement, and by Seller and the Subsidiaries of the Seller Documents, and the transactions contemplated hereby and thereby, do not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Seller or any Subsidiary under, any of the terms, conditions or provisions of, (i) the Seller Charter or Seller Bylaws or comparable organizational documents of any Subsidiary or (ii) subject to obtaining the Stockholder Approval and the taking of the actions described in Section 5.3(b), (A) any Laws binding upon or applicable to Seller or any Subsidiary or by which any of its assets or properties is bound, (B) any Contract to which Seller or any Subsidiary is a party or by which any of its assets or properties is bound, or (C) any Permit, excluding from the foregoing clauses (A) and (B) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (but not excluding any conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations or impositions of Liens under any Material Contract).
          (b) Except (i) for the filing of the Proxy Statement and as set forth in Schedule 5.3(b), no consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Seller or any Subsidiary is a party or by which any of its assets or properties is bound for the execution, delivery and performance by Seller of this Agreement, and by Seller and the Subsidiaries of the Seller Documents, and the transactions contemplated hereby and thereby, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not

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reasonably be expected to have a Material Adverse Affect (but not excluding any consents, approvals, actions, filings and notices necessary or required under any Material Contract).
     5.4 Financial Statements. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of Seller and the Subsidiaries (including the notes thereto and as restated in certain circumstances prior to the date of this Agreement) included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, including the Sarbanes-Oxley Act, applicable thereto, (ii) were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present the consolidated financial position of Seller and the Subsidiaries as at the respective dates thereof and the results of its consolidated operations and cash flows for the respective periods then ended.
     5.5 No Undisclosed Liabilities. Except as set forth in Schedule 5.5, there are no liabilities or obligations of Seller or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, or determined, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such liabilities or obligations, other than (i) liabilities or obligations disclosed, provided for or reserved against in the unaudited consolidated balance sheet of Seller and the Subsidiaries as of June 30, 2006 (the “Seller Balance Sheet”) or disclosed in the notes thereto or (ii) liabilities or obligations incurred after June 30, 2006 (the “Balance Sheet Date”) in the Ordinary Course of Business.
     5.6 Title to Purchased Assets; Sufficiency. Each of Seller and the Subsidiaries has good and marketable title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Seller Balance Sheet at the Balance Sheet Date other than (i) the Permitted Exceptions and (ii) the Liens securing the obligations under the Credit Agreement and the Convertible Notes, all of which are to be released at Closing as contemplated by Section 9.2(i) (except for properties or assets subsequently sold in the Ordinary Course of Business).
     5.7 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Schedule 5.7 or as set forth in the SEC Documents, Seller and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and since the Balance Sheet Date, there has not been any event, occurrence or development, that individually or in the aggregate, constitutes or would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.7 or as set forth in the SEC Documents, there has not been:
          (a) any amendment or change in the Seller Charter or Seller Bylaws or comparable organizational documents of any Subsidiary;
          (b) any material change by Seller or any Subsidiary in its accounting methods, principles or practices;
          (c) any material Tax election made, rescinded or changed, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;
          (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) or capital return in respect of any capital stock of Seller or any Subsidiary or any redemption, purchase or other acquisition by Seller or any Subsidiary of any capital stock of Seller or any Subsidiary or other Equity Interests in Seller or any Subsidiary, or any amendment of any material term of any Equity Interest in Seller or any Subsidiary;
          (e) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of Seller or any Subsidiary other than in the Ordinary Course of Business;

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          (f) any acquisition (by merger, consolidation, or acquisition of stock or assets) by Seller or any Subsidiary of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration, or any loan or advance to any Person;
          (g) any incurrence of, guarantee with respect to, or provision of credit support for, any indebtedness by Seller or any Subsidiary other than pursuant to the Credit Agreement in the Ordinary Course of Business, or any creation or assumption by Seller or any Subsidiary of any Lien on any material asset;
          (h) (i) any employment, deferred compensation, severance or similar agreement entered into or amended by Seller or any Subsidiary, on the one hand, and any employee, on the other hand, (ii) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of Seller’s or any Subsidiary’s employees, (iii) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors of officers of Seller or any Subsidiary or generally applicable to all or any category of Seller’s or any Subsidiary’s employees or (iv) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (ii) and (iii) of this Section 5.7(h) and only with respect to employees who are not officers or directors of Seller or any Subsidiary, increases in the Ordinary Course of Business and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Seller or any Subsidiary;
          (i) any loan, advance or capital contribution made by Seller or any Subsidiary to, or investment in, any Person other than loans, advances or capital contributions, or investments of Seller or any Subsidiary made in the Ordinary Course of Business;
          (j) (i) any waiver, direct or indirect, by Seller or any Subsidiary of any right or rights of material value or (ii) any payment of any material debt, liability or other obligation, except for payments made in the Ordinary Course of Business;
          (k) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with or on behalf of, any officer, director, or employee of Seller or any Subsidiary or any of their Affiliates, or any business or entity in which Seller or any Subsidiary or any of their Affiliates, or relative of any such Person, has any material, direct or indirect, interest, except for directors’ fees, compensation to the officers and employees of Seller or any Subsidiary in the Ordinary Course of Business, and advancement or reimbursement of expenses in the Ordinary Course of Business;
          (l) any issuance, sale or disposition of any capital stock or other Equity Interest in Seller or any Subsidiary or issuance or grant of any options, warrants or other rights to purchase any such capital stock or Equity Interest or any securities convertible into or exchangeable for such capital stock or Equity Interest or any other change in the issued and outstanding capitalization of Seller or any Subsidiary;
          (m) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in Seller or any Subsidiary or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;
          (n) any capital expenditure, other than capital expenditures consistent with and not materially in excess of the proposed capital expenditures identified in Schedule 5.7(n);
          (o) any action that, if it had been taken after the date hereof, would have required the consent of Purchaser under Section 7.1; or

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          (p) any agreement to take any of the actions specified in this Section 5.7, except for this Agreement.
5.8 Taxes. Except as set forth in Schedule 5.8,
          (a) (i) All Tax Returns required to be filed by or on behalf of each of Seller, any Subsidiary and any Affiliated Group of which Seller or any Subsidiary is or was a member relating to the Business or the Purchased Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes of the Seller and each Subsidiary, and all Taxes relating to the Business or the Purchased Assets, have been fully and timely paid; (iii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Seller and each Subsidiary have made due and sufficient accruals for such Taxes in the Financial Statements and its books and records; and (iv) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Seller and each Subsidiary;
          (b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Seller and each Subsidiary, and all Tax Returns relating to the Purchased Assets or the Business, have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller or any Subsidiary received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.
          (c) Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller or any Subsidiary and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller or any Subsidiary has a duty to file such Tax Returns. Seller has made available complete copies of material Tax Returns filed by it or any Subsidiary relating to taxable periods that ended after December 31, 2002.
          (d) Seller and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.
          (e) No claim has been made by a Taxing Authority in a jurisdiction in which Seller or any Subsidiary does not currently file a Tax Return such that Seller or such Subsidiary is or may be subject to taxation by that jurisdiction.
          (f) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by or on behalf of Seller. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.
          (g) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.
          (h) The Seller is not a “foreign person” within the meaning of section 1445 of the Code.
          (i) Neither the Seller nor any of the Subsidiaries (A) is, or has been, a member of an affiliated, consolidated, combined or unitary group and (B) has any liability for the Taxes of any Person (other than the Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of Law), or as a transferee or successor, by Contract or otherwise, other than the group of which the Seller is the common parent.
          (j) None of the Purchased Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

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          (k) No issue has been raised by written inquiry of any Governmental Entity, which, by application of the same principles, would reasonably be expected to affect the Tax liability of the Seller or any Subsidiary in any taxable period (or portion thereof) ending after the Closing Date.
     (l) There are no powers of attorney with respect to any Tax matter currently in force that would, in any manner, bind, obligate or restrict Purchaser.
          (l) Neither the Seller nor any Subsidiary is party to, bound by or obligated under, any Tax sharing, allocation or indemnity agreement or similar Contract or arrangement or any Contract that obligates the Seller or any Subsidiary to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person that would, in any manner, bind, obligate or restrict Purchaser.
          (m) Neither the Seller nor any of its Subsidiaries have executed or entered into any written agreement with, or obtained or have a pending application for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.
          (n) None of the Purchased Assets or any property used in the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (vi) subject to any provision of Law comparable to any of the provisions listed above.
          (o) Neither the Seller nor any of the Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under section 355 of the Code) (a) in the two years prior to the date of this Agreement or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with this acquisition.
          (p) Neither the Seller nor any of the Subsidiaries has participated in any international boycott within the meaning of section 999 of the Code.
          (q) Neither the Seller nor any of the Subsidiaries has, or has ever had, a permanent establishment in any country other than its country of organization, nor has any Subsidiary ever engaged in a trade or business in any country other than its country of organization that subjected it to Tax in such country.
          (r) Each of the Seller and its Subsidiaries has disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax (within the meaning of section 6662 of the Code).
          (s) Neither the Seller nor any Subsidiary has participated in any way (i) in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108 357 or any comparable laws of jurisdictions other than the United States) of the Code or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011 4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).
     5.9 Real Property. Schedule 5.9 sets forth each parcel of real property owned, leased or used by Seller and the Subsidiaries (the “Real Property”). Each of Seller and the Subsidiaries has good and marketable fee simple title to each property identified as owned by it and a valid leasehold interest under a lease or sublease covering each property identified as leased by it, free and clear of all Liens other than (i) Liens that do not, individually or in the

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aggregate, materially impair the conduct by Seller or any Subsidiary of their businesses thereon or materially detract from the value thereof, (ii) Permitted Exceptions, and (iii) the Liens securing the obligations under the Credit Agreement and the Convertible Notes, all of which are to be released at Closing as contemplated by Section 9.2(i). The use of the Real Property by Seller and the Subsidiaries in their businesses as presently conducted conforms with applicable zoning Laws, regulations and Permits. Neither Seller nor any Subsidiary is obligated under or bound by any Contract, right of first refusal or other contractual right to sell, lease or dispose of any Real Property that is owned by Seller or any Subsidiary. Each of Seller and the Subsidiaries enjoys peaceful and undisturbed possession under the leases or subleases for all Real Property that is leased or subleased by Seller or any Subsidiary.
     5.10 Accounts Payable and Inventory. All accounts payable and other current liabilities reflected on the Seller Balance Sheet represent accounts payable for products and services purchased in the Ordinary Course of Business. Except as set forth in Schedule 5.10-1, all inventory of Seller and the Subsidiaries reflected on the Seller Balance Sheet consisted, as of such dates, of a quality and quantity usable and salable in the Ordinary Course of Business. Since the Balance Sheet Date, each of Seller and the Subsidiaries has (i) only incurred accounts payable and other current liabilities (other than Transaction Fees) in the Ordinary Course of Business and has discharged its accounts payable and other current liabilities in accordance with past practice and (ii) purchased and maintained inventory in an amount that it reasonably believe to be appropriate for normal requirements of its business and current business conditions consistent with past practices. The inventories of Seller and the Subsidiaries set forth in the Seller Balance Sheet were valued at the lower of cost (on a FIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Seller Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of Seller and the Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice. Schedule 5.10-2 sets forth an aging schedule of Seller’s and the Subsidiaries’ accounts payable as of the Balance Sheet Date.
     5.11 Intellectual Property. As of the date hereof and except as set forth in Schedule 5.11,
          (a) Schedule 5.11(a) sets forth an accurate and complete list of all Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and Internet domain names that are owned or filed by Seller or any of its Subsidiaries (collectively, the “Seller Registered Intellectual Property”). Schedule 5.11(a) lists: (i) the record owner of each such item of Seller Registered Intellectual Property; (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration of such item of Intellectual Property has been filed; and (iii) the registration or application date, if and as applicable.
          (b) Seller or one of its Subsidiaries either (i) is the sole and exclusive owner of all right, title and interest in and to, or (ii) possesses valid rights to use, sell, license and/or otherwise commercially exploit (but not necessarily the exclusive right to use, sell, license and/or otherwise commercially exploit), as the case may be, all Purchased Intellectual Property, Purchased Technology, and Intellectual Property licensed to Seller or any of its Subsidiaries under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by Seller or its Subsidiaries in the Business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or any other obligations to others (except for those specified in the Intellectual Property Licenses listed in Schedule 5.12(a)(vii)).
          (c) To the Knowledge of Seller, the Purchased Intellectual Property, the Purchased Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller and its Subsidiaries do not infringe, dilute, constitute or result from an unauthorized use or misappropriation of, or violate any Intellectual Property, Technology or other right of any Person. To the Knowledge of Seller, the Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to Seller or any of its Subsidiaries under the Intellectual Property Licenses include all of the Intellectual Property and Technology reasonably necessary and sufficient to enable Seller and its Subsidiaries to conduct the Business in the manner in which such Business is currently being conducted, and to the Knowledge of Seller, currently proposed to be conducted.

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          (d) To the Knowledge of Seller, no Person is infringing, diluting, violating, misusing or misappropriating any Purchased Intellectual Property or Purchased Technology owned or claimed to be owned by, or exclusively licensed to, Seller or one of its Subsidiaries, and no claims of infringement, dilution, violation, misuse or misappropriation of any Purchased Intellectual Property or Purchased Technology have been made against any Person by Seller or any of its Subsidiaries.
          (e) Except as set forth in Schedule 5.11(e), Seller and its Subsidiaries are not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or any of its Subsidiaries relating to or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property, Purchased Technology or Intellectual Property licensed to Seller or any of its Subsidiaries under the Intellectual Property Licenses. Seller and its Subsidiaries have not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form a reasonable basis for any such claim or challenge. The Purchased Intellectual Property and the Purchased Technology, and all of Seller’s and its Subsidiaries’ rights in and to the Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to Seller and its Subsidiaries have not been determined by non-appealable Legal Proceedings to be invalid or unenforceable and, to the Knowledge of Seller, there is no basis to believe that any of the foregoing Intellectual Property or Technology is not valid and enforceable.
          (f) No material Trade Secret included in the Purchased Intellectual Property or Purchased Technology has been authorized to be disclosed or has been actually disclosed by Seller or any of its Subsidiaries to any Seller employee, consultant or independent contractor or any Third Party other than to Seller employees, advisors, consultants or independent contractors or Third Parties who are subject to a written non-disclosure agreement, restricting the disclosure and use of such Trade Secrets. Seller and its Subsidiaries have taken adequate security measures to protect the confidentiality and value of all such Trade Secrets and any other material non-public, proprietary information of Seller and its Subsidiaries (and any confidential information owned by a Third Party to whom Seller or any of its Subsidiaries has a confidentiality obligation) which measures are reasonable in the industry in which Seller and its Subsidiaries operate. Each Seller employee, consultant and independent contractor involved in the creation or development of any item included in the Purchased Intellectual Property and/or Purchased Technology owned or claimed to be owned by Seller or one of its Subsidiaries has entered into a written non-disclosure and invention assignment agreement with Seller or one of its Subsidiaries in a form provided to Purchaser prior to the date hereof.
          (g) Schedule 5.11(g) sets forth a complete and accurate list of (i) all Software included in the Purchased Intellectual Property and/or Purchased Technology exclusively owned or claimed to be owned by Seller or any of its Subsidiaries (collectively, the “Seller Software”), and (ii) all Software not exclusively owned by Seller or any of its Subsidiaries and incorporated, embedded or bundled with any Software listed in subclause (i) above, but excluding any Excluded Rights and Software.
          (h) Seller and its Subsidiaries have not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Seller Software. Except as set forth in Schedule 5.11(h)(i), Seller and its Subsidiaries have not licensed or provided to any Third Party, or otherwise permitted any Third Party to access or use, any source code or related materials for any Seller Software. Except as set forth in Schedule 5.11(h)(ii), neither Seller nor any of its Subsidiaries are currently party to any source code escrow agreement or any other agreement (or a party to any agreement obligating Seller or any of its Subsidiaries to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Seller Software.
          (i) Except with respect to any Excluded Rights and Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.12(a)(vii), neither Seller nor any of its Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Purchased Intellectual Property or Purchased Technology, or any other Person (other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business), with respect to any Purchased Intellectual Property and/or Purchased Technology.

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          (j) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Seller Registered Intellectual Property that has been issued or registered or is the subject of a pending application have been timely paid, and all documents, certificates and other relevant filings in connection with such Seller Registered Intellectual Property that are required to be filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, have been timely filed for the purpose of maintaining such Seller Registered Intellectual Property and all issuances, registrations and applications therefor. Except as set forth in Schedule 5.11(j), there are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Seller Registered Intellectual Property within ninety (90) days after the date of this Agreement.
          (k) There are no orders, judgments, decrees, writs, rulings, arbitration awards, settlement agreements or stipulations to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound that restrict Seller’s or any of its Subsidiaries’ rights to use any Purchased Intellectual Property or Purchased Technology.
          (l) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology as the same is used, sold, licensed and otherwise commercially exploited by Seller or its Subsidiaries in the Business as presently conducted and as currently proposed to be conducted. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Purchased Intellectual Property or Purchased Technology to any Third Party pursuant to any Contract to which Seller or any of its Subsidiaries is a party or by which any assets or properties of Seller or any of its Subsidiaries is bound.
     5.12 Material Contracts.
          (a) Schedule 5.12 sets forth a true, complete and correct list of the following Contracts to which Seller or any Subsidiary is a party or by which its assets or properties is bound (collectively, the “Material Contracts”):
          (i) Contracts the performance of which could reasonably be expected to require annual expenditures by or liabilities of any party thereto in excess of $25,000 in any calendar year and not otherwise set forth on Schedule 5.12;
          (ii) Contracts providing for the any future contingent payment in excess of $25,000 and not otherwise set forth on Schedule 5.12;
          (iii) Contracts with any Major Customer or Major Supplier;
          (iv) Contracts containing covenants limiting the freedom of Seller or any Subsidiary or any of their Affiliates (including Purchaser and its Affiliates after the Closing) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;
          (v) Contracts or other instruments providing for the borrowing or lending of money, in an amount in excess of $25,000, whether as borrower, lender or guarantor;
          (vi) Contracts relating to joint ventures, alliances, partnerships, or joint development or similar arrangements with any Third Party;
          (vii) Intellectual Property Licenses, royalty Contracts or any other Contracts relating to any Purchased Intellectual Property or Purchased Technology (excluding any Excluded Rights and Software);
          (viii) Contracts with current or former officers, directors, consultants, independent contractors or agents for employment, and all severance, change in control or similar arrangements with

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any current or former directors, officers, employees, consultants, independent contractors or agents that will result in any obligation (absolute or contingent) of Seller or any Subsidiary to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;
          (ix) Contracts with Affiliates of Seller or any Subsidiary;
          (x) Contracts with any Governmental Entity that have a remaining term in excess of ninety days or are not cancelable (without material penalty, cost or other liability) within ninety days;
          (xi) Contacts relating to any material Permits;
          (xii) Contracts relating to the Real Property;
          (xiii) Contracts or commitments in which Seller or any Subsidiary has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory;
          (xiv) Contracts for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible, other than inventory sold in the Ordinary Course of Business) or the capital stock of another Person;
          (xv) Contracts relating to the capital stock or other ownership in assets of another Person, including Contracts containing voting, management, change of control, or transfer provisions related to such capital stock or other assets; or
          (xvi) Contracts that are “material contracts” as such term is defined in Item 601 of Regulation S-K of the SEC that have not been filed with or as an exhibit to the SEC Documents.
          (b) True, complete and correct copies of the written Material Contracts and descriptions of oral Material Contracts, if any, have been delivered to Purchaser. Each of the Material Contracts is a valid and binding obligation of Seller or any Subsidiary party thereto and, to the Knowledge of Seller, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity. Except for the consummation of the transactions contemplated hereby and by the Seller Documents, no event has occurred that would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.
          (c) Neither Seller nor any Subsidiary is, or has received any notice from any Third Party alleging that Seller or any Subsidiary is, or, to the Knowledge of Seller, no Third Party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through Seller’s or any Subsidiary’s inaction or, to the Knowledge of Seller, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract.
          (d) Neither Seller nor any Subsidiary has received notice of the termination of, or intent to terminate or otherwise fail to fully perform, any Material Contract and otherwise has no reason to believe, that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.
     5.13 Employee Benefits.
          (a) Except as set forth in Schedule 5.13(a), none of Seller or any Subsidiary or any ERISA Affiliate maintains, administers, sponsors or otherwise has any obligations or liability, contingent or otherwise, with

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respect to any Employee Benefit Plan. The items required to be listed in Schedule 5.13(a) are referred to collectively herein as the “Seller Employee Plans.”
          (b) Seller has delivered to Purchaser current, accurate and complete copies of the following documents with respect to each Seller Employee Plan (as applicable): (i) any plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (ii) the most recent summary plan description and summary of material modification; (iii) written summaries of any non-written Seller Employee Plan; (iv) the most recent IRS determination letter; and (v) for the two most recent plan years (A) the Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
          (c) None of the Seller Employee Plans is subject to title IV of ERISA. None of Seller or any Subsidiary or any ERISA Affiliate has any outstanding liability (whether absolute or contingent) under title IV of ERISA. An “ERISA Affiliate” means any Person that would be treated as a single employer with Seller or any Subsidiary under section 414(b), (c), (m) or (o) of the Code.
          (d) Each Seller Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof has received a favorable determination or opinion from the IRS of its qualification. To the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.
          (e) To the Knowledge of Seller, each Seller Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable Laws, including ERISA and the Code. All amendments and actions to bring each of the Seller Employee Plans into conformity with the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed in Schedule 5.13(e). To Knowledge of Seller, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Seller Employee Plan has occurred that will make Seller or any Subsidiary or any officer or director of Seller or any Subsidiary subject to any material liability under title I of ERISA or liable for any material Tax pursuant to section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).
          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) result in any payment becoming due to any present or former employee of Seller or any Subsidiary, (ii) increase any benefits otherwise payable under any Seller Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such payment or benefit except as may be otherwise provided in this Agreement or required by ERISA or the Code. There is no Contract, Seller Employee Plan or other arrangement covering any employee or former employee of Seller or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of sections 162(m) or 280G of the Code, or in the event of any such payment, Seller shall make its best efforts to disclose such payments to its stockholders and to obtain approval of such payments by the required percentage of its stockholders so that the payments may be deducted. Schedule 5.13(f) sets forth the maximum aggregate amount payable in respect of any and all payments, costs, excise Taxes, fees and expenses due, payable, owed or forgiven as a result of termination pursuant to any severance agreement, Contract, Seller Employee Plan or other arrangement existing on the date hereof pursuant to which Seller or any Subsidiary has any obligation or liability (contingent or otherwise) in connection with the termination of any officer of Seller or any Subsidiary.
          (g) Except as set forth in Schedule 5.13(g), there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Seller Employee Plan that is not within the ordinary course of the maintenance and administration of such Seller Employee Plan and that would increase the expense of maintaining such Seller Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2005.

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          (h) Neither Seller nor any Subsidiary has, or has ever had any, obligation or liability (contingent or otherwise) with respect to any retiree health insurance, life insurance or other welfare benefits under any Seller Employee Plan, other than as mandated by section 4980B of the Code or under applicable Law and at the expense of the participant or the participant’s beneficiary. Each Seller Employee Plan may be amended or terminated without incurring any liability thereunder to Seller or any Subsidiary except as otherwise provided by ERISA or the Code.
          (i) No Seller Employee Plan is under audit or is the subject of an audit or investigation by the IRS, the Department of Labor or any other Governmental Entity, nor, to the Knowledge of Seller, is any such audit or investigation pending. No actions, suits, termination proceedings or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of Seller, threatened with respect to any Seller Employee Plan, the assets of any Seller Employee Plan, or the plan administrator or any fiduciary of any Seller Employee Plan with respect to the operation of such plan, and there are no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, termination proceedings or claims.
          (j) Any individual who performs services for Seller or any Subsidiary and who is not treated as an employee of Seller or such Subsidiary for federal income Tax purposes is not an employee for such purposes.
          (k) With respect to each Seller Benefit Plan which is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “Foreign Plan”): (i) all contributions and other payments required by Law or by the terms of the Foreign Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause the assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
     5.14 Labor Matters.
          (a) Neither Seller nor any Subsidiary is a party to any labor or collective bargaining agreement, and no employees of Seller or any Subsidiary are represented by any labor or similar organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending, or to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years there have been no organizing activities involving Seller or any Subsidiary in respect of any group of employees of Seller or any Subsidiary.
          (b) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending, or to the Knowledge of Seller threatened, against or involving Seller or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending, or to the Knowledge of Seller threatened, by or on behalf of any employee or group of employees of Seller or any Subsidiary, and, to the Knowledge of Seller, there is no basis for any such charges, grievances or complaints.
          (c) There are no charges, grievances, complaints or claims against Seller or any Subsidiary pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any Person by Seller or any Subsidiary, and, to the Knowledge of Seller, there is no basis for any such charges, grievances, complaints or claims.
          (d) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, as amended, in respect of Seller or any Subsidiary within the 12 months prior to the date hereof.

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          (e) All employees of Seller and the Subsidiaries possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of Seller and the Subsidiaries. Seller and each Subsidiary and their employees have complied in all material respects with all applicable immigration and similar Laws.
          (f) Except as set forth in Schedule 5.14(f), neither Seller nor any Subsidiary employs any leased employees or independent contractors with respect to the business of Seller or the Subsidiaries.
     5.15 Litigation. All actions, suits, claims, investigations, arbitrations or proceedings pending, or to the Knowledge of Seller threatened, against Seller or any Subsidiary or any of their assets or properties before any Governmental Entity and a description thereof are set forth in Schedule 5.15. There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of Seller threatened, against Seller or any Subsidiary or any of their assets or properties before any Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of Seller, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. None of Seller or any Subsidiary or, to the Knowledge of Seller, any officer, director or employee of Seller or any Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of Seller or any Subsidiary nor, to the Knowledge of Seller, is Seller or any Subsidiary or any officer, director or employee of Seller or any Subsidiary under any investigation related to Seller’s or any Subsidiary’s business by any Governmental Entity.
     5.16 Compliance with Laws; Permits.
          (a) Neither Seller nor any Subsidiary is in material violation of, or has materially violated, any applicable provisions of any Laws. Neither Seller nor any Subsidiary has received notice of and, to the Knowledge of Seller, neither Seller nor any Subsidiary is being investigated with respect to, or has been threatened to be charged with or given notice of, any material violation of any applicable Law. None of Seller or any Subsidiary or any directors, officers, agents or employees of Seller or any Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.
          (b) Except as set forth in Schedule 5.16(b)-1 (or as set forth in Schedule 5.17 with respect to Environmental Permits), Seller and each Subsidiary has, maintains in full force and effect, and is in compliance with all Permits required by Seller and the Subsidiaries to own, lease and operate its properties and to carry on its businesses as currently conducted, except to the extent that any failure to hold a Permit would not reasonably be expected to have a Material Adverse Effect. Schedule 5.16(b)-2 sets forth all actions, proceedings or investigations, pending, or to the Knowledge of Seller, threatened against Seller or any Subsidiary that could be reasonably be expected to result in the suspension, loss or revocation of any Permit, except to the extent that any suspension, loss or revocation would not reasonably be expected to have a Material Adverse Effect.
     5.17 Environmental Matters. Except as set forth in Schedule 5.17:
          (a) Seller and each Subsidiary is and has been in compliance with all Environmental Laws and Seller and each Subsidiary has, maintains in full force and effect, and is in compliance with, all Environmental Permits for Seller and the Subsidiaries to own, lease and operate its properties and to carry on their businesses as currently conducted, except where the failure to so comply with Environmental Laws or to obtain and comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $25,000, and all such Environmental Permits are valid, uncontested and in good standing;
          (b) the Real Property and, to the Knowledge of Seller, any real property previously owned, leased or operated by Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary, is free of contamination by Hazardous Substances that could reasonably be expected to result in Environmental Liabilities in excess of $25,000;

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          (c) there are no investigations, claims or proceedings pending, or to the Knowledge of Seller threatened, against Seller or any Subsidiary, any Real Property, or to the Knowledge of Seller any real property previously owned, leased or used operated by or for Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary, with respect to violations of or potential liability under Environmental Laws or Environmental Permits;
          (d) none of Seller or any Subsidiary or any predecessor has entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment or decree relating to or arising under Environmental Laws;
          (e) there are no facts, circumstances or conditions regarding current or past operations of Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary that would result in any request, claim or requirement seeking payment from Seller or any Subsidiary for response to or remediation of Hazardous Substances;
          (f) there are no past or present treatment storage or disposal facilities as such facilities are defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., on, at, or under any Real Property, or to the Knowledge of Seller any real property owned, leased or operated by or for Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary; and
          (g) Seller has provided to Purchaser copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to Seller or any Subsidiary, any predecessor or any company or business acquired by Seller or any Subsidiary.
     5.18 Insurance. Each of Seller and the Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. Schedule 5.18 contains a true, complete and correct list of all Insurance Policies of Seller and the Subsidiaries, specifying the insurer, coverage, deductible, and term of each Insurance Policy. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of Seller and the Subsidiaries has complied in all material respects with the provisions of each Insurance Policy. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Knowledge of Seller, indicated any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion. Since Seller’s and each Subsidiary’s formation, there have been no historical gaps in insurance coverage of Seller or such Subsidiary.
     5.19 Accounts Receivable. The accounts and notes receivable reflected on the Seller Balance Sheet and all accounts or notes receivable arising since the Balance Sheet Date represent bona fide claims of Seller and the Subsidiaries against customers for sales made, services performed or other charges or valid consideration arising on or before the date thereof in the Ordinary Course of Business and require no additional performance by Seller or any Subsidiary to render them valid. Any applicable reserves for returns or doubtful accounts have been reflected in the Seller Balance Sheet, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Except as set forth in Schedule 5.19-1, neither Seller nor any Subsidiary has accounts or loans receivable from any of their Affiliates or from any director, officer, stockholder or employee of Seller or any Subsidiary, except for advances for business expenses incurred in the Ordinary Course of Business and not in excess of $10,000. None of the accounts or the notes receivable of Seller or any Subsidiary are subject to any right of setoff or counterclaims. Schedule 5.19-2 sets forth an aging schedule of Seller’s and Subsidiaries’ accounts receivable as of the Balance Sheet Date.
     5.20 Personnel. Set forth in Schedule 5.20 is a list setting forth: (i) the name of each officer of Seller and the Subsidiaries, specifying the title of each such Person; and (ii) the name of each director of Seller and the Subsidiaries. Seller has delivered to Purchaser a true, complete and correct schedule of the annual salary, bonus, and other compensation that each Employee of Seller or Subsidiary is currently entitled to receive, specifying the title of each such Person.

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     5.21 Affiliate Transactions. Except as set forth in Schedule 5.21, and except for employment agreements with officers of Seller set forth in Schedule 5.12(a)(viii), there are no Contracts with any (i) present or former officer or director of Seller or any Subsidiary or any of their immediate family members, (ii) record or beneficial owner of five percent or more of any voting securities of Seller or any Subsidiary or (iii) Affiliate of Seller or any such officer, director, family member or beneficial owner.
     5.22 Major Suppliers and Customers. Set forth in Schedule 5.22-1 is a list of the 10 largest suppliers and the 10 largest service providers to Seller and the Subsidiaries based on the dollar value of materials or services purchased by Seller and the Subsidiaries for each of the year ended December 31, 2004, the year ended December 31, 2005, and the seven months ended July 31, 2005 and July 31, 2006, respectively (collectively, the “Major Suppliers”). Set forth in Schedule 5.22-2 is a list of the 10 largest customers of Seller and the Subsidiaries based on the dollar value of revenue generated by such customers for each of the year ended December 31, 2004, the year ended December 31, 2005, and the seven months ended July 31, 2005 and July 31, 2006, respectively (collectively, the “Major Customers”). There has not been, nor as a result of the transactions contemplated by this Agreement is there reasonably anticipated to be, any change in relations with any Major Supplier or Major Customer. The current suppliers and service providers of Seller and the Subsidiaries provide sufficient materials and services for the operation of the Seller’s and the Subsidiaries’ businesses as operated on the date hereof.
     5.23 Minute Books. The minute books of Seller and each Subsidiary accurately reflect in all respects all material actions taken by written consent or resolution and meetings held by the respective stockholders, boards of directors and committees of each of them. The stock record books of Seller and each Subsidiary accurately reflect in all material respects all transactions in Seller’s and such Subsidiary’s capital stock of all classes. True, correct and complete copies of the minute books and stock record books of Seller and each Subsidiary have been delivered to Purchaser prior to the date hereof. Nothing that has not been reflected in the minute books and/or stock records of Seller or any Subsidiary could have, individually or in the aggregate, a Material Adverse Effect.
     5.24 Brokers and Finders; Opinion of Financial Advisor. Other than St. Charles Capital, LLC, whose fees are set forth in Schedule 5.24, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Seller or any Subsidiary that might be entitled to any fee or commission from Seller, any Subsidiary, Purchaser or any of their respective Affiliates upon consummation of any of the transactions contemplated by this Agreement or the Seller Documents. The board of directors of Seller has received the opinion of St. Charles Capital, LLC, dated the date of this Agreement, to the effect that the Total Consideration to be received by Seller is fair, from a financial point of view, to Seller.
     5.25 Subsidiaries. Schedule 5.25 sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all corporate or entity power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction which includes each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary. The outstanding shares of capital stock or equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. No shares of capital stock are held by any Subsidiary as treasury stock. Except as set forth in Schedule 5.25, no Subsidiary has issued any Equity Interests in such Subsidiary and there are no outstanding agreements or other obligations of any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests in any Subsidiary. The Seller does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries. Except as set forth on Schedule 5.25, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

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     5.26 SEC Documents.
          (a) Except as set forth in Schedule 5.26(a) or as restated or reclassified in an SEC Document prior to the date of this Agreement, as of their respective dates, each form, report, schedule, statement, or other document required to be filed or otherwise furnished by Seller with or to the SEC since January 1, 2002, in each case including all exhibits, appendices, attachments and amendments thereto, whether filed or otherwise furnished therewith or incorporated by reference therein (collectively, the “SEC Documents”), which are all of the documents that Seller was required to file with the SEC since such date: (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is or has been required to file any form, report, schedule, statement, or other document with the SEC.
          (b) Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller, including the Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of Seller’s filings with the SEC and other public disclosure documents. Based on their most recent evaluation, Seller’s principal executive officer and principal financial officer have disclosed to Seller’s auditors and its audit committee (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Seller’s ability to timely and accurately record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls and a summary of any such disclosure is set forth in Schedule 5.26(b).
          (c) As used in this Section 5.26, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
     5.27 Takeover Law. The Seller has taken all appropriate actions so that the restrictions on business combinations in section 203 of the DGCL will not apply with respect to or as a result of the execution or performance of the Agreement, the Seller Documents, or the transactions contemplated hereby or thereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT
  Each of Purchaser and Parent hereby represents and warrants to Seller that:
     6.1 Corporate Organization; Foreign Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent is a company duly organized, validly existing and in good standing under the Laws of Norway. Each of Purchaser and Parent has all requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Each of Purchaser and Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary.
     6.2 Corporate Authorization. Each of Purchaser and Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Purchaser or Parent in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Purchaser and Parent and no other corporate proceedings on the part of Purchaser or Parent are necessary to authorize or consummate this

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Agreement or any Purchaser Document, or the other transactions contemplated hereby or thereby, except for the Stockholder Approval. This Agreement has been duly and validly executed and delivered by Purchaser and Parent, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.
     6.3 Certain Legal Proceedings. There is no pending Legal Proceeding that has been commenced against Purchaser or Parent and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any transactions contemplated by this Agreement and to the Knowledge of Purchaser, no such Legal Proceeding has been threatened.
     6.4 Noncontravention; Approvals and Consents.
          (a) The execution, delivery and performance by Purchaser and Parent of this Agreement, the Purchaser Documents to which either of them is a party, and the other transactions contemplated hereby and thereby, does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser or Parent under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Purchaser or the comparable organizational documents of Parent, or (ii) (A) any Laws binding upon or applicable to Purchaser or Parent or by which any of their respective assets or properties are bound, (B) any Contract to which Purchaser or Parent is a party or by which any of its assets or properties are bound, or (C) any Permit, excluding from the foregoing clauses (A) and (B) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (b) No consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Purchaser or Parent is a party or by which any of its assets or properties are bound for the execution, delivery and performance by Purchaser or Parent of this Agreement, the Purchaser Documents to which it is a party, and the other transactions contemplated hereby and thereby, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Affect.
     6.5 Sufficient Funds. Purchaser has adequate funds and/or available financing arrangements to consummate the transactions contemplated by this Agreement and to pay any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.
     6.6 Brokers and Finders. Other than Friedman, Billings, Ramsey & Co., Inc., all of whose fees and expenses will be borne by Purchaser (or its designee), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of Purchaser or Parent that might be entitled to any fee or commission from Seller, any Subsidiary, Purchaser, Parent or any of their respective Affiliates upon consummation of any of the transactions contemplated by this Agreement or the Purchaser Documents.
ARTICLE VII
COVENANTS
     7.1 Seller Interim Operations. Except as expressly permitted by this Agreement, without the prior consent of Purchaser, from the date hereof until the Closing, Seller shall conduct its business only in the Ordinary Course of Business, and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of Seller’s officers, key employees and consultants, and (iii) preserve existing relationships with Seller’s customers, suppliers, service providers and other Persons with which Seller has

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business relationships. Without limiting the generality of the foregoing, and as an extension thereof, except as set forth on Schedule 7.1 or as otherwise contemplated by this Agreement, without the prior consent of Purchaser, from the date hereof until the Closing, Seller shall not, directly or indirectly:
          (a) propose or adopt any change in Seller Charter or Seller Bylaws;
          (b) split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities, (ii) declare, set aside or pay any dividend other than dividends paid in Common Shares (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Interests;
          (c) (i) issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests or (ii) alter or amend any Contract governing its outstanding Equity Interests;
          (d) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment), in one transaction or series of related transactions, any Person, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;
          (e) sell, lease, encumber or otherwise dispose of any assets or securities with a market or book value in excess of $10,000 individually or $50,000 in the aggregate, other than inventory sold in the Ordinary Course of Business;
          (f) (i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the Ordinary Course of Business from borrowings under the Credit Agreement, (B) issue or sell any debt securities of Seller, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business and in no event in an aggregate principal amount in excess of $10,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person, or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of Seller or (ii) enter into or materially amend any Contract to effect any of the transactions prohibited by this Section 7.1(f);
          (g) discharge or otherwise make any payment in respect of Seller’s outstanding Convertible Notes other than interest paid in Common Shares;
          (h) (i) except as required by any Material Contract, increase the amount of compensation of any director or officer of Seller, (ii) except as required by any Material Contract or pursuant to a Seller severance policy existing on the date hereof, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of Seller, (iii) adopt any employee benefit plan, (iv) provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement except the Transaction Fees, (v) enter into any new Seller Employee Plan, (vi) amend any Seller Employee Plan, or (vii) pay any bonuses;
          (i) authorize or incur any capital expenditure other than capital expenditures consistent with and not materially in excess of the proposed capital expenditures identified in Schedule 5.7(n);
          (j) make any changes in its accounting methods, principles or practices currently in effect, except as required by the SEC, the Financial Accounting Standards Board or GAAP, in each case as concurred in by its independent public accountants;
          (k) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim for an amount in excess of $25,000;

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          (l) (i) make or revoke any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is pursuant to changes in applicable Law or the Code, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return, (iv) change any annual Tax accounting period, (v) enter into any closing agreement, (vi) surrender any right to claim a Tax refund or (vii) give or request any waiver of a statute of limitation with respect to any Tax Return;
          (m) enter into any new line of business;
          (n) except as set forth in Schedule 7.1(n), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller;
          (o) except as required by any Material Contract, grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;
          (p) adopt new programs or change existing programs that relate to employment Contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, 401(k) and pension benefits, phantom stock grants, incentive trips, prizes and awards, vacation and PTO benefits, health and medical benefits or any other remuneration of any kind to any employee;
          (q) adopt, modify or waive any right under or amend or modify any material term of any Material Contract, except as set forth in Schedule 7.1(q);
          (r) take any action that would result in any representation or warranty of Seller contained in this Agreement that is qualified as to materiality becoming untrue as of the Closing Date or any representation or warranty not so qualified becoming untrue in any material respect as of the Closing Date;
          (s) except as required by applicable Law or GAAP, reduce in any material respect any of its assets, including writing up or down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner, or reduce any of its reserves;
          (t) permit to lapse any Permit;
          (u) sell, assign, license or encumber any Intellectual Property other than in the Ordinary Course of Business; or
          (v) authorize, agree or commit to do any of the foregoing.
     7.2 Taxes. Except as otherwise provided herein, Seller shall timely file or cause to be timely filed (in all cases, giving effect to any valid extension granted to Seller by an appropriate Governmental Entity), consistent with past practice, all Tax Returns due prior to the Closing Date and, except as otherwise provided herein, shall timely pay, or cause to be timely paid (in all cases, giving effect to any valid extension granted to Seller by an appropriate Governmental Entity) all Taxes due and payable by or with respect to Seller.
     7.3 SEC Reports. Seller shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by Seller between the date hereof and the Closing Date to be prepared and filed in accordance with the requirements set forth in Section 5.26(a).
     7.4 Acquisition Proposals; Board Recommendation.
          (a) Seller shall immediately terminate, and shall cause its Representatives to immediately terminate, all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Seller or its Representatives shall

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immediately demand that each Person that has heretofore executed a confidentiality agreement with or for the benefit of Seller or any of its Representatives with respect to such Person’s consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such Person to Seller) all confidential information heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives.
          (b) From the date of this Agreement until the Closing Date, Seller shall not, and Seller shall cause its Representatives not to, (i) solicit, initiate, encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Seller to, or afford access to any of the properties, books or records of Seller to, any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates or Subsidiaries or any of its or their Representatives, (iii) except as provided in this Section 7.4 and subject to compliance herewith, enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates or Subsidiaries or any of its or their Representatives, or (iv) grant any waiver or release under, or fail to enforce to the maximum extent possible, any standstill or similar agreement by any Person who has made an Acquisition Proposal or such a proposal, inquiry or request; provided, however, that prior to obtaining Stockholder Approval, Seller and its Representatives may take any of the actions described in clause (ii) of this Section 7.4(b) in respect of a Person that makes an Acquisition Proposal subsequent to the date hereof if, but only if, (A) such Person has submitted an unsolicited bona fide written Acquisition Proposal that did not result from a violation by Seller of its obligations under this Section 7.4 or Section 7.12 and at such time Seller has fully complied in all material respects with its obligations under this Section 7.4, and Seller is proceeding in good faith with respect to its obligations under Section 7.12, to the extent applicable, (B) such Person has entered into a confidentiality agreement with Seller on terms that are substantially similar to the terms of the Confidentiality Agreement, (C) such Acquisition Proposal constitutes a Superior Proposal, (D) a majority of the board of directors of Seller has reasonably determined in good faith, following consultation with outside counsel expert in Delaware law, that taking such action is required in order for the members of the board of directors of Seller to comply with their fiduciary duties imposed by Delaware law, and (E) prior to disclosing or providing any such non-public information described in clause (ii) of this Section 7.4(b), Seller shall disclose or provide all such information to Purchaser.
          (c) Seller shall immediately advise Purchaser, telephonically and in writing, of Seller’s receipt of any Acquisition Proposal, substantive indication of interest or any proposal, inquiry or request related to, or that may reasonably be expected to lead to, or that contemplates the possibility of, any Acquisition Proposal. Seller shall immediately provide Purchaser, in writing and in detail, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same, and copies of any written materials received from such Person. Seller shall continuously update, but in no event not later than one day after such discussions or negotiations, Purchaser on the status and content of any discussions or negotiations regarding any Acquisition Proposal and shall immediately advise Purchaser, telephonically and in writing, of any change in any of the price, form of consideration, structure, terms and conditions or other meaningful terms of any Acquisition Proposal. Immediately upon determination by the board of directors of Seller that an Acquisition Proposal constitutes a Superior Proposal, Seller shall deliver to Purchaser a written notice advising Purchaser that the board of directors of Seller has so determined, specifying in detail the terms and conditions of such Superior Proposal.
          (d) The board of directors of Seller has adopted a resolution unanimously recommending the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller (the “Seller Recommendation”), and, except as provided in the next sentence, the board of directors of Seller shall at all times recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller and shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of this Agreement and the transactions contemplated hereby. The board of directors of Seller shall be permitted to (i) withdraw or modify in a manner adverse to Purchaser (or not to continue to make) its recommendation to the stockholders of Seller with respect to a Superior Proposal or (ii) enter into an agreement relating to a Superior Proposal if, but only if, (A) a majority of the board of directors of Seller has reasonably determined in good faith, following consultation with outside counsel expert in Delaware law, that taking such

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action is required in order for the members of the board of directors of Seller to comply with their fiduciary duties imposed by Delaware law, (B) Seller has given Purchaser three Business Days’ prior written notice of its intention to withdraw or modify such recommendation or enter into such Agreement, Seller has negotiated in good faith with Purchaser to revise this Agreement (if so requested by Purchaser) so that the Superior Proposal of such Person no longer constitutes a Superior Proposal, and the board of directors of Seller has considered in good faith any proposed changes to this Agreement proposed by Purchaser (it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal shall require a new three Business Day period to afford Purchaser time to negotiate with Seller as contemplated above), (C) Seller has fully complied with its obligations under this Section 7.4, and (D) simultaneously with entering into any such agreement relating to a Superior Proposal, Seller shall pay the Termination Fee in accordance with Section 4.2. Nothing in this Section 7.4 shall prohibit Seller or its board of directors from taking and disclosing to the stockholders of Seller a position with respect to an Acquisition Proposal by a Third Party to the extent required under the Exchange Act; provided, however, that unless and until this Agreement is terminated in accordance with Section 4.2, nothing in this sentence shall affect the obligations of Seller and its board of directors under any other provision of this Agreement, including Section 7.12.
     7.5 Efforts and Assistance.
          (a) Each of the parties hereto will act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties. Each of the parties hereto shall also refrain from taking, directly or indirectly, any action that would impair such party’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the parties hereto will take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the parties hereto in connection with any action contemplated by this Agreement or the Ancillary Agreements.
          (c) The parties hereto shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other parties that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
     7.6 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates following the Closing relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.
     7.7 Public Announcements. So long as this Agreement is in effect and for a period of one (1) year thereafter, the parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party,

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which shall not be unreasonably withheld or delayed, except as may be required by applicable Law or any listing agreement with any national securities exchange. Seller acknowledges and agrees that Purchaser may disclose the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby to the Purchaser’s potential sources of financing and their Representatives. Purchaser acknowledges and agrees that Seller may disclose the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby to Seller’s creditors, vendors, suppliers and customers and their Representatives.
     7.8 Access to Information; Notification of Certain Matters.
          (a) From the date hereof until the Closing Date and subject to applicable Law, Seller shall (i) give Purchaser and its Representatives access during normal business hours to Seller’s offices, properties, books and records; (ii) furnish or make available to Purchaser and its Representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its Representatives to cooperate with the reasonable requests of Purchaser in its investigation. Any investigation pursuant to this Section 7.8(a) shall be conducted in a manner that will not interfere unreasonably with the conduct of the business of Seller and shall be in accordance with any other existing agreements or obligations binding on Seller. No investigations pursuant to this Section 7.8(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Not later than 30 days following the close of each calendar month (commencing with August 2006) through the Closing Date, Seller will deliver to Purchaser unaudited monthly financial statements of Seller for such calendar month, which financial statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial position of Seller as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (except for normal year-end adjustments and the absence of footnotes). To the extent Seller’s outstanding obligations under the Credit Agreement exceed $10,000,000, then Seller shall, for so long as such obligations exceed $10,000,000, deliver to Purchaser weekly reports of its outstanding obligations under the Credit Agreement, the form of which shall be reasonably acceptable to Purchaser.
          (b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to no longer be true and correct in all material respects (excluding for such purpose any materiality qualification contained in such representation or warranty); (ii) any failure of Seller or Purchaser to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of the Knowledge of Purchaser or Knowledge of Seller, as applicable, threatened against, or affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated hereby or by the Ancillary Agreements; and (v) the occurrence of any event, development or circumstance that has had or would be reasonably expected to result in a Material Adverse Effect or Purchaser Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.8(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.
          (c) From the date hereof until the Closing Date, Seller shall give Purchaser and its Representatives access during normal business hours to the Real Property for the purpose of conducting visual inspections of the Real Property, taking measurements, making surveys and generally for the performance of standard “Phase I” investigations relating to the Real Property; provided, however, Purchaser shall (i) restore any damage to the Real Property or any adjacent property caused by such actions within a reasonable time period after such entry; (ii) not unreasonably interfere with the conduct of the business of Seller; and (iii) not conduct any soil borings, or groundwater testing or any other “Phase II” testing without the prior written consent of Seller. Purchaser shall not disturb the Real Property beyond what is reasonably necessary to conduct its investigations.

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     7.9 Further Assurances. Each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.
     7.10 Disposition of Litigation. Seller will consult with Purchaser with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement or the Ancillary Agreements and, subject to Section 7.4, will use its reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement or the Ancillary Agreements. Purchaser may participate in the defense of any stockholder litigation against Seller and its directors relating to the transactions contemplated by this Agreement at Purchaser’s sole cost and expense. In addition, subject to Section 7.4, Seller will not voluntarily cooperate with any Third Party that has sought or may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and the Ancillary Agreements and will cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and the Ancillary Agreements.
     7.11 Confidentiality Agreement. The parties acknowledge that the confidentiality agreement, dated as of July 5, 2006, between Seller and Parent (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms until the earlier of the Closing Date and the expiration of the Confidentiality Agreement according to its terms and any information or material obtained pursuant to this Agreement shall be governed by the terms of the Confidentiality Agreement.
     7.12 Stockholder Meeting; Proxy Statement.
          (a) Seller shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable for the purpose of obtaining Stockholder Approval, and Seller shall use its best efforts to hold the Stockholder Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC.
          (b) In connection with this Agreement and the Stockholder Meeting, Seller shall prepare and file with the SEC, as promptly as practicable and at Seller’s expense, a proxy statement relating to the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the stockholders of Seller as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement, Seller shall consult with Purchaser with respect to such filing and shall afford Purchaser reasonable opportunity to comment thereon. Seller shall promptly notify Purchaser of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Purchaser with copies of all correspondence between Seller and the SEC or members of its staff with respect to the Proxy Statement. If at any time prior to the Stockholder Meeting any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, Seller will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, Seller shall consult with Purchaser with respect to such amendment or supplement and shall afford Purchaser reasonable opportunity to comment thereon. Subject to the provisions of Section 7.4, the Seller Recommendation, together with a copy of the opinion referred to in Section 5.24, shall be included in the Proxy Statement.
          (c) Seller represents and warrants that the Proxy Statement will (i) as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to its stockholders and as of the time of the Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) comply as to form in all material respects with the provisions of the Exchange Act.

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     7.13 Use of Names. Seller hereby agrees that upon the Closing, Purchaser shall have all of Seller’s right to the use of the name “Exabyte” and any related names, service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise as used in the Business, including any right of Seller to use or seek to enjoin the use of any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and after the Closing Seller shall not, and shall not authorize any Affiliate to, use such name or any variation or simulation thereof. Subject to the requisite authorization and approval by the vote of the holders of Common Shares at the Stockholder Meeting, Seller shall amend the Seller Charter, effective as of the Closing, to change Seller’s name to eliminate the reference to “Exabyte”.
     7.14 Non-Competition.
          (a) For a period from the date hereof until the third anniversary of the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, manufacture, marketing and sales of tape storage devices, media and related information solutions for workstations, midrange servers and enterprise storage networks, or that otherwise competes with Purchaser or its Affiliates (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.14(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
          (b) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 7.14 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
     7.15 Letter of Credit. If, prior to Closing, Seller delivers to Purchaser forecasts pertaining to the Business along with related supporting documents, in form and substance satisfactory to Purchaser, establishing the need for additional working capital financing beyond what is currently provided to Seller under the Credit Agreement, Purchaser shall provide a letter of credit to Wells Fargo for an amount up to $2 million (the “Letter of Credit”) to support a further extension of credit to Seller by Wells Fargo under the Credit Agreement in an amount equal to the amount specified in the Letter of Credit. Purchaser’s obligation in this Section 7.15 shall be subject to the execution of an intercreditor agreement between Purchaser and Wells Fargo on terms reasonably acceptable to Purchaser and Wells Fargo.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
     8.1 Employment.
          (a) Transferred Employees. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to all U.S. Employees of Seller to commence such employment immediately upon the Closing. Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

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          (b) Excluded Employees. Any U.S. Employee who is offered employment by Purchaser prior to Closing but who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing pursuant to Section 8.1(a) is hereinafter referred to as an “Excluded Employee.”
     8.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or the Subsidiaries.
     8.3 Employee Benefits.
          (a) Benefits. As soon as reasonably practicable following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s existing employee benefit plans (“Purchaser Plans”) provided to similarly situated employees of Purchaser. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.
          (b) Accrued Vacation. Purchaser shall provide, without duplication of benefits, credit to all Transferred Employees under Purchaser’s vacation policy with respect to accrued or unused vacation as of the Closing Date, to the extent properly accrued or otherwise reserved on the Seller Balance Sheet.
          (c) COBRA. Purchaser shall provide COBRA coverage for qualifying Excluded Employees, Transferred Employees and Former Employees.
          (d) 401(k) Plans. Effective as of the Closing Date, Seller shall cause the tax-qualified 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date (“Seller 401(k) Plans”) to fully vest such employees’ accrued benefit through the Closing Date thereunder. Purchaser shall permit each Transferred Employee who participated in a Seller 401(k) Plan to elect to make direct rollovers of their account balances into a 401(k) plan maintained by Purchaser (“Purchaser 401(k) Plan”) as of Closing, including the direct rollover of any outstanding loan balances under such plans such that the Transferred Employees will continue to make payments under the terms of such loans under the applicable Purchaser 401(k) Plan, subject to compliance with applicable law and subject to the terms of the Purchaser 401(k) Plan.
          (e) Severance. Purchaser shall be exclusively responsible for all severance obligations with respect to (i) the Transferred Employees under Seller’s existing severance policy and severance agreements set forth on Schedule 8.3(e) and (ii) Carroll Wallace, under the terms of his offer letter with the Seller dated October 31, 2003.
ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions to the Obligations of Each Party. The obligations of Seller and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
          (a) Stockholder Approval shall have been obtained; and
          (b) no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such Law or other legal restraint vacated.

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     9.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following further conditions:
          (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (in each case without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and (iii) Purchaser shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect;
          (b) Seller shall have obtained or made all consents, approvals or actions of, filings with or notices to any Governmental Entity or Third Party set forth in Schedule 5.3(b);
          (c) the Ancillary Agreements shall have been consummated and shall be in full force and effect;
          (d) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which would reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;
          (e) Seller shall have provided Purchaser with an affidavit of non-foreign status of Seller that complies with section 1445 of the Code (a “FIRPTA Affidavit”);
          (f) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit A hereto;
          (g) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assumption agreement in the form of Exhibit B hereto and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;
          (h) Seller shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit C hereto;
          (i) Seller shall have delivered all instruments and documents necessary to release any and all Liens (other than Permitted Exceptions) on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements); and
          (j) Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.
     9.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following further conditions:
          (a) (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the

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same effect as though made as of the Closing Date (in each case without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.3(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have resulted in, or would reasonably be expected to result in, a Purchaser Material Adverse Effect; and (iii) Seller shall have received a certificate signed by an officer of each of Purchaser to the foregoing effect;
          (b) Purchasers shall have delivered, or caused to be delivered, to Seller evidence of the wire transfers referred to in Section 3.2 hereof;
          (c) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assumption agreement in the form attached hereto as Exhibit B hereto; and
          (d) Purchaser shall have delivered, or caused to be delivered, to Seller such other documents as Seller chaser may reasonably request.
ARTICLE X
TAXES
     10.1 Transfer Taxes. Purchaser shall (i) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. The Seller and Purchaser shall take all commercially reasonable steps to reduce or eliminate, to the extent possible, all such Taxes.
     10.2 Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.
ARTICLE XI
MISCELLANEOUS
     11.1 Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the transactions contemplated hereby are consummated.
     11.2 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party

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agrees that service of process on it by notice as provided in Section 11.5 shall be deemed effective service of process.
     11.3 Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. At any time prior to the Closing Date, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts of such other party contained herein, (ii) waive any inaccuracies in the representations and warranties of such other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of such other party contained herein. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     11.4 Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, notwithstanding any conflict of law provisions to the contrary.
     11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
  If to Seller, to:
Exabyte Corporation
2108 55th Street
Boulder, Colorado 80301
Attention: Tom Ward
Facsimile No.: (303) 417-7900
     with a copy, which shall not constitute notice, to:
Holland & Hart LLP 555 Seventeenth Street, Suite 3200 Denver, Colorado 80202 Attention: Susan L. Oakes Facsimile No.: (303) 713-6291

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  If to Purchaser or Parent, to:
Tandberg Data ASA
Kjelsasveien 161
P.O. Box 134, Kjelsas
N-0411 Oslo, Norway
Attention: Live Aker
Facsimile No.: +47 22189550
     with copies, which shall not constitute notice, to:
Bugge, Arentz-Hansen & Rasmussen
Stranden 1
P.O. Box 1524 Vika
N-0117 Oslo, Norway
Attention: Svein Gerhard Simonnæs
Facsimile No.: +47 22830795
and
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: R. Scott Cohen
Facsimile No.: (214) 746-7777
     11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     11.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.
     11.8 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Document of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     11.9 Guarantee of Purchaser Obligations. Subject to the terms, limitations and conditions set forth herein, Parent hereby unconditionally, irrevocably and absolutely guarantees to Seller the due and punctual

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performance and discharge of all of Purchaser’s obligations under this Agreement and the transactions contemplated hereby, including the due and punctual payment of the Purchase Price. Parent is a party to this Agreement solely for the purposes of this Section 11.9.
     11.10 Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, provided, however, this Section 11.10 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date or the termination of this Agreement.
     11.11 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     11.12 Enforcement of Agreement. Seller acknowledges and agrees that Purchaser could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, Seller agrees that, (i) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (ii) in addition to any other right or remedy to which Purchaser may be entitled, at Law or in equity, Purchaser will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     11.13 Entire Agreement. This Agreement, together with the Schedules and Annexes hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
     11.14 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
     11.15 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
***Remainder of this page intentionally left blank***

Appendix A — Asset Purchase Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

TANDBERG DATA CORP.

By:	/s/ Gudmundur Einarsson Name: Gudmundur Einarsson
Title: CEO

PARENT:

SOLELY FOR PURPOSES OF ARTICLE VI AND SECTION 11.9:
TANDBERG DATA ASA

By:	/s/ Gudmundur Einarsson Name: Gudmundur Einarsson
Title: CEO

SELLER:

EXABYTE CORPORATION
By:	/s/ Tom Ward Name: Tom Ward
Title: CEO and President

Appendix A — Asset Purchase Agreement

Appendix B
Opinion of Financial Advisor

August 29, 2006
PERSONAL AND CONFIDENTIAL
The Board of Directors
Exabyte Corporation
2108 55th Street
Boulder, CO 80301
     Members of the Board:
     You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the consideration which is to be received by Exabyte Corporation (the “Company”) in connection with a proposed sale of certain assets and liabilities (the “Transaction”) pursuant to an Asset Purchase Agreement dated as of August 28, 2006 (the “Agreement”), by and between the Company, Tandberg Data Corporation (“Buyer”) and Tandberg Data AS.
     The total consideration of $28,641,000 (“Purchase Price”) to be paid by Buyer to the Company or directly to certain creditors in the Transaction consists of $22,641,000 in cash for, among other things, the settlement of certain debt obligations and for certain transaction fees, the assumption of approximately $4,000,000 of the Company’s debt obligations and the restructuring of a key distributor debt obligation that will provide a gross margin improvement to the debt holder estimated to be approximately $2,000,000 (the “Purchase Price”).
     St. Charles Capital, LLC (“St. Charles”), as part of its investment banking business, is customarily engaged in the valuation of businesses and business interests in connection with mergers and acquisitions, strategic financial advisory services, private placements and valuations for estate, corporate and other purposes. There is no material relationship, nor has there been for the past two years, and no future material relationship is contemplated between St. Charles or its affiliates and the Company or its affiliates. Certain of St. Charles’ principals have insignificant investments in Meritage Funds, a significant holder of Common Stock, Series AA Preferred Stock and 10% Convertible Preferred Notes of the Company.
     In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following:
(i)	Certain financial statements and other financial information of the Company, including the Audited Financial Statements of the Company for each of the years in the two year period ended December 31, 2005 as filed by the Company with the Securities and Exchange Commission (the “SEC”) on Form 10-K, and internal unaudited financial statements for the Company for the quarters ended March 31, 2006 and June 30, 2006 as filed by the Company with the SEC on Form 10-Q;

(ii)	Company press releases and form 8-K’s as provided by the Company and other Company filings with the SEC during the past 2 years;

Appendix B — Opinion of Financial Advisor

(iii)	Form 8-K dated May 3, 2004 that includes the Certificate of Designation of Preferences, Rights and Limitations of Series AA Convertible Preferred Stock;

(iv)	Certain internal analyses compiled by Company’s Chief Financial Officer and controller regarding debt payment schedules and cash projections;

(v)	The reported prices and trading activity of the Company’s Common Stock;

(vi)	Certain other internal information, primarily financial in nature, including projections concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis;

(vii)	Certain publicly available information with respect to certain other companies that we believe to be comparable to the Company (due to industry focus or financial condition), and the trading markets for such other companies’ securities;

(viii)	Certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;

(ix)	Discussions with the Chief Executive Officer, Chief Financial Officer and Controller of the Company regarding, among other things, the business and prospects of the Company;

(x)	the solicitations of interest and other results of the marketing of the Company; and

(xi)	Other matters we believe relevant to our inquiry
     In our review and analysis and in arriving at our opinion, we have assumed that the form of Agreement provided to and reviewed by us is identical in all material respects to the Agreement executed by the parties. We have further assumed and relied upon the accuracy and completeness of all of the financial, tax and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Buyer contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We express no opinion regarding the liquidation value of the Company. In addition, we have not conducted a physical inspection or appraisal of any of the Company’s assets, properties, liabilities or facilities, nor have we prepared or been furnished with any such evaluation or appraisal. We have further relied upon assurances of the Company’s management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed that the conditions of the Transaction as set forth in the Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement.
     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Purchase Price to be received by the Company pursuant to the Transaction and does not address the Company’s underlying business decision to effect the Transaction or any other terms of the Transaction. We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, other than the alternative possibilities for selling the Company that arose in the course of our engagement as the Company’s financial advisor. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.
     It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent, except that this opinion may be included in any filing made by the Company with the U.S. Securities and Exchange Commission in connection with the Transaction (including any proxy solicitation materials prepared

Appendix B — Opinion of Financial Advisor

and delivered to the Company’s stockholders in connection with a meeting of such stockholders), provided that this opinion is reproduced in such filing in full and any description or reference to St. Charles or summary of this opinion and the related analysis in such filings is in a form acceptable to St. Charles and its counsel. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting held in connection with the Transaction.
     We were engaged by the Board to render this opinion in connection with the Board’s discharge of its fiduciary obligations. We have advised the Board that we do not believe that any person (including a stockholder of the Company) other than the directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense.
     We have acted as a financial adviser to the Company in connection with the Transaction and have received and will receive from the Company a fee for our services, reimbursement for reasonable out-of-pocket expenses, as well as the Company’s agreement to indemnify us under certain circumstances.
     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Purchase Price to be paid to the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

St. Charles Capital, LLC

Appendix B — Opinion of Financial Advisor

Appendix C
Form of Amendment to Certificate of
Incorporation of Exabyte Corporation

FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION
OF EXABYTE CORPORATION
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
EXABYTE CORPORATION

Under Section 242 of the Delaware
General Corporation Law

It is hereby certified that
1.	The name of the corporation (hereinafter called the “Corporation”) is Exabyte Corporation.

2.	The Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on June 5, 1985 is hereby amended by deleting Article FIRST in its entirety and by inserting the following new Article FIRST in lieu thereof:
     “FIRST: The name of the Corporation is                      (the “Corporation”).”
3.	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     Signed this                      day of                                         , 2006.

Name: Tom W. Ward

Title: President and Chief Executive Officer
Appendix C — Form of Amendent to Certificate of Incorporation of Exabyte Corporation

STOCKHOLDER INFORMATION

Special Meeting of Stockholders
9:00 a.m. (Mountain Time)
                    , 2006 Exabyte Corporation 2108 — 55th Street Boulder, Colorado 80301
Corporate Headquarters
2108 — 55th Street
Boulder, CO 80301
Telephone: 303-442-4333
Fax: 303-417-7170
Exabyte Product Information
1-800-Exabyte
Exabyte Internet Address
http://www.exabyte.com
Transfer Agent and Registrar
Continental Stock Transfer
17 Battery Place
New York, NY 10004
Outside Legal Counsel
Holland & Hart LLP
555 Seventeenth Street
Suite 3200
Denver, Colorado 80202
asset sales and Technical Support
Boulder, CO (1-800-EXABYTE)
Beijing, China (86-106-8418850)
Frankfurt, Germany (49-6103-90960)
Hong Kong (852-276-27891)
Paris, France (33-16935-3340)
Shanghai, China (86-21-85342616)
Singapore (65-2716331)
Corporate and Investor Information
Investor Relations
Exabyte Corporation
2108 — 55th Street
Boulder, CO 80301
303-442-4333
investor_relations@exabyte.com
Form 10-K
A copy of Exabyte Corporation’s Form 10-K as filed with the SEC is available, free of charge, upon request to the Investor Relations Department.
Independent Accountants
Ehrhardt Keefe Steiner & Hottman P.C.
7979 E. Tufts Avenue
Suite 400
Denver, Colorado 80237
Stock Information
Exabyte’s common stock is currently traded in the over-the-counter market under the symbol EXBY and was previously quoted in the National Market System of the Nasdaq Stock Market (“Nasdaq”) under the symbol EXBT from Exabyte’s initial public offering on October 19, 1989 until March 24, 2003. For the calendar quarters indicated, the following table shows the high and low trading prices of Exabyte’s common stock as reported on Nasdaq or the OTC Bulletin Board, as applicable (as adjusted for the 10:1 reverse split October 31, 2005):

Calendar Year	High	Low
2006
First Quarter	$1.27	$0.42
Second Quarter	$0.85	$0.11

2005
First Quarter	$5.40	$2.60
Second Quarter	$4.40	$1.80
Third Quarter	$3.20	$1.70
Fourth Quarter	$2.95	$0.75

2004
First Quarter	$17.60	$7.00
Second Quarter	$9.70	$7.10
Third Quarter	$8.60	$4.30
Fourth Quarter	$7.20	$3.00
On                     , 2006, Exabyte had                      holders of record of its common stock. The reported closing price of the common stock was $.                    . Exabyte has never paid cash dividends on its common stock. Exabyte presently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

DIRECTORS AND OFFICERS
Exabyte Directors

Tom W. Ward
President, Chief Executive Officer
Exabyte Corporation
Elected 2002
Leonard W. Busse
Financial Consultant
Elected 2002
John R. Garrett
Managing Director
Meritage Private Equity Funds
Elected 2003
A. Laurence Jones
Principal
Aegis Management, LLC
Elected 1998
Thomas E. Pardun
Retired Executive
Elected 1995
Stephanie L. Smeltzer McCoy
Vice President
Meritage Private Equity Funds
Elected 2002
G. Jackson Tankersley, Jr.
Principal
Meritage Private Equity Funds
Elected 2001
Other Exabyte Officers
Carroll A. Wallace
Chief Financial Officer and Corporate Secretary